Exhibit 99.5
Financial Statements and Supplementary Data (adjusted to reflect the retrospective application of FSP APB 14-1)
The Financial Statements and Supplementary Data set forth in this Exhibit 99.5 have been revised from the Financial Statements and Supplementary Data included in the Lions Gate Entertainment Corp. Annual Report on Form 10-K for the year ended March 31, 2009 (the “2009 Form 10-K”) to reflect our retrospective application of Financial Accounting Standards Board (“FASB”) Staff Position APB 14-1 (“FSP APB 14-1”), Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement). The Financial Statements and Supplementary Data set forth below have not been revised to reflect events or developments subsequent to June 1, 2009, the date that we filed the 2009 Form 10-K, and do not modify or update the disclosures in the 2009 Form 10-K that may have been affected by subsequent events. For a discussion of events and developments subsequent to the filing date of the 2009 Form 10-K, please refer to the reports and other information we have filed with the Securities and Exchange Commission since that date, including our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009.

Report of independent registered public accounting firm

The Board of Directors and shareholders of
Lions Gate Entertainment Corp.

We have audited the accompanying consolidated balance sheets of Lions Gate Entertainment Corp. as of March 31, 2009 and 2008, and the related consolidated statements of operations, shareholders’ equity (deficiency), and cash flows for each of the three years in the period ended March 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Lions Gate Entertainment Corp. at March 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 2009, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the consolidated financial statements, the consolidated financial statements have been adjusted for the retrospective application of Financial Accounting Standards Board Staff Position No. APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”, which became effective April 1, 2009.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Lions Gate Entertainment Corp.’s internal control over financial reporting as of March 31, 2009, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated June 1, 2009 expressed an unqualified opinion thereon.

Ernst & Young LLP
Los Angeles, California
June 1, 2009, except for Note 2,
as to which the date is October 13, 2009

Lions Gate Entertainment Corp. consolidated balance sheets

	March 31,	March 31,
(amounts in thousands, except share amounts)	2009	2008

Assets
Cash and cash equivalents	$138,475	$371,589
Restricted cash	10,056	10,300
Restricted investments	6,987	6,927
Accounts receivable, net of reserve for returns and allowances of $98,947 (March 31, 2008—$95,515) and provision for doubtful accounts of $9,847 (March 31, 2008—$5,978)	227,010	260,284
Investment in films and television programs, net	702,767	608,942
Property and equipment, net	42,415	13,613
Finite-lived intangible assets, net	78,904	2,317
Goodwill	379,402	224,531
Other assets	81,234	38,424

	$1,667,250	$1,536,927

Liabilities
Bank loans	$255,000	$–
Accounts payable and accrued liabilities	270,561	245,437
Participations and residuals	371,857	385,846
Film and production obligations	304,525	278,016
Subordinated notes and other financing obligations	281,521	261,519
Deferred revenue	142,093	111,510

	1,625,557	1,282,328

Commitments and contingencies

Shareholders’ equity
Common shares, no par value, 500,000,000 shares authorized, 116,950,512 and 121,081,311 shares issued at March 31, 2009 and March 31, 2008, respectively	494,724	540,091
Series B preferred shares (nil and 10 shares issued and outstanding at March 31, 2009 and March 31, 2008, respectively)	–	–
Accumulated deficit	(441,153)	(262,699)
Accumulated other comprehensive loss	(11,878)	(533)

	41,693	276,859
Treasury shares, no par value, 2,410,499 shares at March 31, 2008	–	(22,260)

	41,693	254,599

	$1,667,250	$1,536,927

See accompanying notes.

Lions Gate Entertainment Corp. consolidated statements of operations

	Year	Year	Year
	ended	ended	ended
	March 31,	March 31,	March 31,
(amounts in thousands, except per share amounts)	2009	2008	2007

Revenues	$1,466,374	$1,361,039	$976,740
Expenses:
Direct operating	793,816	660,924	435,934
Distribution and marketing	669,557	635,666	404,410
General and administration	136,563	119,080	90,782
Depreciation and amortization	7,657	5,500	3,670

Total expenses	1,607,593	1,421,170	934,796

Operating income (loss)	(141,219)	(60,131)	41,944

Other expenses (income):
Interest expense
Contractual cash based interest	15,131	12,851	14,056
Amortization of debt discount and deferred financing costs	19,144	17,048	15,783

Total interest expense	34,275	29,899	29,839
Interest and other income	(5,785)	(11,276)	(11,930)
Gain on sale of equity securities	–	(2,909)	(1,722)
Gain on extinguishment of debt	(3,023)	–	–

Total other expenses, net	25,467	15,714	16,187

Income (loss) before equity interests and income taxes	(166,686)	(75,845)	25,757
Equity interests loss	(9,044)	(7,559)	(2,605)

Income (loss) before income taxes	(175,730)	(83,404)	23,152
Income tax provision	2,724	4,031	7,680

Net income (loss)	$(178,454)	$(87,435)	$15,472

Basic Net Income (Loss) Per Common Share	$(1.53)	$(0.74)	$0.14

Diluted Net Income (Loss) Per Common Share	$(1.53)	$(0.74)	$0.14

Weighted average number of common shares outstanding:
Basic	116,795	118,427	108,398
Diluted	116,795	118,427	111,164

See accompanying notes.

Lions Gate Entertainment Corp. consolidated statements of shareholders’ equity

									Accumulated
									other
			Series B		Restricted			Comprehensive	comprehensive
	Common shares		preferred shares		share	Unearned	Accumulated	income	income	Treasury shares
(amounts in thousands, except share amounts)	Number	Amount	Number	Amount	units	compensation	deficit	(loss)	(loss)	Number	Amount	Total

Balance at March 31, 2006, as previously reported	104,422,765	$328,771	10	$–	$5,178	$(4,032)	$(177,130)		$(3,517)			$149,270
Impact of adoption of APB 14-1		105,441					(13,606)					91,835

Balance at March 31, 2006, as adjusted	104,422,765	434,212	10	–	5,178	(4,032)	(190,736)	–	(3,517)	–	–	$241,105
Reclassification of unearned compensation and restricted share common units upon adoption of SFAS No. 123(R)		1,146			(5,178)	4,032						–
Exercise of stock options	1,297,144	4,277										4,277
Stock based compensation, net of share units withholding tax obligations of $504	113,695	6,517										6,517
Issuance of common shares to directors for services	25,568	238										238
Conversion of 4.875% notes, net of unamortized issuance costs	11,111,108	57,887										57,887
Comprehensive income (loss)
Net income							15,472	$15,472				15,472
Foreign currency translation adjustments								1,876	1,876			1,876
Net unrealized gain on foreign exchange contracts								259	259			259
Unrealized gain on investments—available for sale								87	87			87

Comprehensive income								$17,694				–

Balance at March 31, 2007	116,970,280	504,277	10	–	–	–	(175,264)		(1,295)	–	–	327,718
Exercise of stock options	993,772	(2,492)										(2,492)
Stock based compensation, net of share units withholding tax obligations of $1,576	666,306	12,212										12,212
Issuance of common shares to directors for services	25,970	277										277
Issuance of common shares for investment in NextPoint, Inc	1,890,189	20,851										20,851
Issuance of common shares related to the Redbus acquisition	94,937	900										900
Issuance of common shares related to the Debmar acquisition	269,978	2,500										2,500
Issuance of common shares related to the Mandate acquisition	169,879	1,566										1,566
Repurchase of common shares, no par value										2,410,499	(22,260)	(22,260)
Comprehensive loss
Net loss							(87,435)	$(87,435)				(87,435)
Foreign currency translation adjustments								1,168	1,168			1,168
Net unrealized loss on foreign exchange contracts								(333)	(333)			(333)
Unrealized loss on investments—available for sale								(73)	(73)			(73)

Comprehensive loss								$(86,673)

Balance at March 31, 2008	121,081,311	540,091	10	–	–	–	(262,699)		(533)	2,410,499	(22,260)	254,599
Exercise of stock options, net of withholding tax obligations of $1,192	878,809	1,702										1,702
Stock based compensation, net of withholding tax obligations of $2,542	833,386	10,500										10,500
Issuance of common shares to directors for services	43,060	408										408
Issuance of common shares related to the Mandate acquisition	1,113,120	10,263										10,263
Extinguishment of $9,000 of February 2005 3.625% Notes		(1,012)										(1,012)
Repurchase and cancellation of common shares, no par value	(6,999,174)	(67,228)								(2,410,499)	22,260	(44,968)
Redemption of Series B Preferred Shares			(10)	–								–
Comprehensive loss
Net loss							(178,454)	$(178,454)				(178,454)
Foreign currency translation adjustments								(11,562)	(11,562)			(11,562)
Net unrealized gain on foreign exchange contracts								144	144			144
Unrealized gain on investments—available for sale								73	73			73

Comprehensive loss								$(189,799)

Balance at March 31, 2009	116,950,512	$494,724	–	$–	$–	$–	$(441,153)		$(11,878)	$–	$–	$41,693

See accompanying notes.

Lions Gate Entertainment Corp. consolidated statements of cash flows

	Year	Year	Year
	ended	ended	ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Operating Activities:
Net income (loss)	$(178,454)	$(87,435)	$1 5,472
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation of property and equipment	5,925	3,974	2,786
Amortization of debt discount and deferred financing costs	19,144	17,048	15,763
Amortization of films and television programs	458,757	4 03,319	241,640
Amortization of intangible assets	1,732	1,526	884
Non-cash stock-based compensation	13,438	1 3,934	7,259
Gain on sale of equity securities	–	(2,909)	(1,722)
Gain on extinguishment of debt	(3,023)	–	–
Deferred income taxes	–	(1,087)	6,780
Equity interests loss	9,044	7,559	2,605
Changes in operating assets and liabilities:
Restricted cash	244	(228)	(4,095)
Accounts receivable, net	37,304	(128,876)	79,704
Investment in films and television programs	(558,277)	(445,714)	(297,149)
Other assets	(7,363)	(2,985)	7,448
Accounts payable and accrued liabilities	3 0,323	67,791	(38,509)
Unpresented bank drafts	–	–	(14,772)
Participations and residuals	(12,781)	209,806	3,261
Film obligations	59,376	1,387	(6,079)
Deferred revenue	22,705	32,040	38,451

Net Cash Flows Provided By (Used In) Operating Activities	(101,906)	8 9,150	59,727

Investing Activities:
Purchases of investments—auction rate securities	(13,989)	(229,262)	(865,750)
Proceeds from the sale of investments—auction rate securities	14,000	466,641	795,448
Purchases of investments—equity securities	–	(4,836)	(122)
Proceeds from the sale of investments—equity securities	–	24,155	390
Acquisition of TV Guide, net of unrestricted cash acquired	(243,158)	–	–
Acquisition of Mandate Pictures, net of unrestricted cash acquired	–	(41,205)	–
Acquisition of Maple Pictures, net of unrestricted cash acquired	–	1,753	–
Acquisition of Debmar, net of unrestricted cash acquired	–	–	(24,119)
Investment in equity method investees	(18,031)	(6,460)	(5,116)
Increase in loan receivables	(28,767)	(5,895)	–
Purchases of property and equipment	(8,674)	(3,608)	(8,348)

Net Cash Flows Provided By (Used In) Investing Activities	(298,619)	2 01,283	(107,617)

Financing Activities:
Exercise of stock options	2,894	1,251	4,277
Tax withholding requirements on equity awards	(3,734)	(5,319)	–
Repurchase and cancellation of common shares	(44,968)	(22,260)	–
Borrowings under bank loan	255,000
Borrowings under financing arrangements	–	3,718	–
Increase in production obligations	189,858	162,400	9 7,083
Repayment of production obligations	(222,034)	(111,357)	(48,993)
Repayment of subordinated notes and other financing obligations	(5,377)	–	–

Net Cash Flows Provided By Financing Activities	171,639	28,433	52,367

Net Change In Cash And Cash Equivalents	(228,886)	318,866	4,477
Foreign Exchange Effects on Cash	(4,228)	1,226	4 2
Cash and Cash Equivalents—Beginning Of Period	371,589	51,497	4 6,978

Cash and Cash Equivalents—End Of Period	$138,475	$371,589	$51,497

See accompanying notes.

Lions Gate Entertainment Corp. notes to audited consolidated financial statements

1. Nature of operations

Lions Gate Entertainment Corp.  (the “Company,” “Lionsgate,” “we,” “us” or “our”) is a filmed entertainment studio with a diversified presence in motion pictures, television programming, home entertainment, family entertainment, video-on-demand and digitally developed content.

2. Significant accounting policies

(a) Generally accepted accounting principles

These consolidated financial statements have been prepared in accordance with United States (the “U.S.”) generally accepted accounting principles (“GAAP”). The Canadian dollar and the U.S. dollar are the functional currencies of the Company’s Canadian and U.S. based businesses, respectively.

(b) Principles of consolidation

The accompanying consolidated financial statements of the Company include the accounts of Lionsgate and all of its majority-owned and controlled subsidiaries. The Company reviews its relationships with other entities to identify whether it is the primary beneficiary of a variable interest entity (“VIE”). If the determination is made that the Company is the primary beneficiary, then the entity is consolidated in accordance with Financial Accounting Standards Board (“FASB”) Interpretation No. (“FIN”) 46, Consolidation of Variable Interest Entities, as revised (“FIN 46(R)”).

Investments in which the Company exercises significant influence, but does not control, are accounted for using the equity method of accounting. Investments in which there is no significant influence are accounted for using the cost method of accounting.

All significant intercompany balances and transactions have been eliminated in consolidation.

(c) Revenue recognition

Revenue from the sale or licensing of films and television programs is recognized upon meeting all recognition requirements of Statement of Position 00-2, Accounting by Producers or Distributors of Films (“SoP 00-2”). Revenue from the theatrical release of feature films is recognized at the time of exhibition based on the Company’s participation in box office receipts. Revenue from the sale of DVDs/Blu-ray discs in the retail market, net of an allowance for estimated returns and other allowances, is recognized on the later of receipt by the customer or “street date” (when it is available for sale by the customer). Under revenue sharing arrangements, rental revenue is recognized when the Company is entitled to receipts and such receipts are determinable. Revenues from television licensing are recognized when the feature film or television program is available to the licensee for telecast. For television licenses that include separate availability “windows” during the license period, revenue is allocated over the “windows.” Revenue from sales to international territories are recognized when access to the feature film or television program has been granted or delivery has occurred, as required under the sales contract, and the right to exploit the feature film or television program has commenced. For multiple media rights contracts with a fee for a single film or television program where the contract provides for media holdbacks (defined as contractual media release restrictions), the fee is allocated to the various media based on management’s assessment of the relative fair value of the rights to exploit each media and is recognized as each holdback is released. For multiple-title contracts with a fee, the fee is allocated on a title-by-title basis, based on management’s assessment of the relative fair value of each title.

Shipping and handling costs are included under distribution and marketing expenses in the consolidated statements of operations.

Distribution revenue from the distribution of TV Guide Entertainment, Inc. (“TV Guide”) programming (distributors generally pay a per subscriber fee for the right to distribute programming) is recognized in the month the services are provided.

Advertising revenue is recognized when the advertising spot is broadcast or displayed online. Advertising revenue is recorded net of agency commissions and discounts.

Cash payments received are recorded as deferred revenue until all the conditions of revenue recognition have been met. Long-term, non-interest bearing receivables are discounted to present value. At March 31, 2009, $48.1 million of accounts receivable are due beyond one year. The accounts receivable are due as follows: $22.0 million in fiscal 2011, $12.0 million in fiscal 2012, $9.4 million in fiscal 2013, $4.2 million in fiscal 2014, and $0.5 million thereafter.

(d) Cash and cash equivalents

Cash and cash equivalents consist of cash deposits at financial institutions and investments in money market mutual funds.

(e) Restricted cash

Restricted cash represents amounts on deposit with a financial institution that are contractually designated for certain theatrical marketing obligations and collateral required under a revolving credit facility.

(f) Restricted investments

Restricted investments represent amounts held in investments that are contractually designated as collateral for certain production obligations.

(g) Investment in films and television programs

Investment in films and television programs includes the unamortized costs of completed films and television programs which have been produced by the Company or for which the Company has acquired distribution rights, libraries acquired as part of acquisitions of companies, films and television programs in progress and in development and home entertainment product inventory.

For films and television programs produced by the Company, capitalized costs include all direct production and financing costs, capitalized interest and production overhead. For acquired films and television programs, these capitalized costs consist of minimum guarantee payments to acquire the distribution rights.

Costs of acquiring and producing films and television programs and of acquired libraries are amortized using the individual-film-forecast method, whereby these costs are amortized and participations and residuals costs are accrued in the proportion that current year’s revenue bears to management’s estimate of ultimate revenue at the beginning of the current year expected to be recognized from the exploitation, exhibition or sale of the films or television programs.

Ultimate revenue includes estimates over a period not to exceed ten years following the date of initial release or from the date of delivery of the first episode for episodic television series. For titles included in acquired libraries, ultimate revenue includes estimates over a period not to exceed twenty years following the date of acquisition.

Investment in films and television programs is stated at the lower of amortized cost or estimated fair value. The valuation of investment in films and television programs is reviewed on a title-by-title basis, when an event or change in circumstances indicates that the fair value of a film or television program is less than its unamortized cost. The fair value of the film or television program is determined using management’s future revenue and cost estimates and a discounted cash flow approach. Additional amortization is recorded in the amount by which the unamortized costs exceed the estimated fair value of the film or television program. Estimates of future revenue involve measurement uncertainty and it is therefore possible that reductions in the carrying value of investment in films and television programs may be required as a consequence of changes in management’s future revenue estimates.

Films and television programs in progress include the accumulated costs of productions which have not yet been completed.

Films and television programs in development include costs of acquiring film rights to books, stage plays or original screenplays and costs to adapt such projects. Such costs are capitalized and, upon commencement of production, are transferred to production costs. Projects in development are written off at the earlier of the date they are determined not to be recoverable or when abandoned, or three years from the date of the initial investment.

Home entertainment product inventory consists of DVDs/Blu-ray discs and is stated at the lower of cost or market value (first-in, first-out method).

Costs for programs produced by the Media Networks segment are expensed upon first airing.

(h) Property and equipment, net

Property and equipment is carried at cost less accumulated depreciation. Depreciation is provided for using the following rates and methods:

Computer equipment and software	2 – 5 years straight-line
Furniture and equipment	2 – 10 years straight-line
Leasehold improvements	Over the lease term or the useful life, whichever is shorter
Transponder under capital lease	10 years straight-line
Land	Not depreciated

The Company periodically reviews and evaluates the recoverability of property and equipment. Where applicable, estimates of net future cash flows, on an undiscounted basis, are calculated based on future revenue estimates, if appropriate and where deemed necessary, a reduction in the carrying amount is recorded.

(i) Goodwill

Goodwill represents the excess of acquisition costs over the tangible and intangible assets acquired and liabilities assumed in various business acquisitions by the Company. The Company has three reporting units with goodwill within its businesses: Motion Pictures, Television and Media Networks. Under Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is reviewed for impairment annually within each fiscal year or between the annual tests if an event occurs or circumstances change that indicate it is more-likely-than-not that the fair value of a reporting unit is less than its carrying value. The impairment test follows a two-step approach. The first step determines if the goodwill is potentially impaired, and the second step measures the amount of the impairment loss, if necessary. Under the first step, goodwill is considered potentially impaired if the fair value of the reporting unit is less than the reporting unit’s carrying amount, including goodwill. Under the second step, the impairment loss is then measured as the excess of recorded goodwill over the fair value of the goodwill, as calculated. The fair value of goodwill is calculated by allocating the fair value of the reporting unit to all the assets and liabilities of the reporting unit as if the reporting unit was purchased in a business combination and the purchase price was the fair value of the reporting unit. The Company performs its annual impairment test as of December 31 in each fiscal year. The Company performed its annual impairment test on its goodwill as of December 31, 2008. No goodwill impairment was identified in any of the Company’s reporting units.

(j) Other assets

Other assets include deferred print costs, deferred debt financing costs, equity investments, loan receivables and prepaid expenses.

Prints, Advertising and Marketing Expenses.  The costs of film prints are expensed upon theatrical release and are included in operating expenses. The costs of advertising and marketing expenses are expensed as incurred. Advertising expenses for the year ended March 31, 2009 were $423.7 million (2008—$398.7 million, 2007—$216.2 million) which were recorded as distribution and marketing expenses.

Debt Financing Costs.  Amounts incurred in connection with obtaining debt financing are deferred and amortized, as a component of interest expense, over the earlier of the date of the earliest put option or term to maturity of the related debt obligation.

Equity Method Investees.  The Company uses the equity method of accounting for investments in companies in which it has minority equity interest and the ability to exert significant influence over operating decisions of the companies. Other assets include companies which are accounted for using the equity method. The Company’s equity method investees are periodically reviewed to determine whether there has been a loss in value that is other than a temporary decline.

(k) Income taxes

Income taxes are accounted for using SFAS No. 109, Accounting for Income Taxes (“SFAS No. 109”). SFAS No. 109 requires an asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred assets based upon the likelihood of realization of tax benefits in future years. Under this method, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established when management determines that it is more likely than not that some portion or all of the net deferred tax asset will not be realized. The financial effect of changes in tax laws or rates is accounted for in the period of enactment. The subsequent realization of net operating loss and general business credit carryforwards acquired in acquisitions accounted for using the purchase method of accounting is recorded as a reduction of goodwill.

(l) Government assistance

The Company has access to government programs that are designed to promote film and television production and distribution in Canada. The Company also has access to similar programs in certain states within the U.S. that are designed to promote film and television production in those states.

Tax credits earned with respect to expenditures on qualifying film and television productions are included as an offset to investment in films and television programs when the qualifying expenditures have been incurred provided that there is reasonable assurance that the credits will be realized (refer to Note 16).

(m) Foreign currency translation

Monetary assets and liabilities denominated in currencies other than the functional currency are translated at exchange rates in effect at the balance sheet date. Resulting unrealized translation gains and losses are included in the consolidated statements of operations.

Foreign company assets and liabilities in foreign currencies are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Foreign company revenue and expense items are translated at the average rate of exchange for the fiscal year. Gains or losses arising on the translation of the accounts of foreign companies are included in accumulated other comprehensive income (loss), a separate component of shareholders’ equity (deficiency).

(n) Derivative instruments and hedging activities

Derivative financial instruments are used by the Company in the management of its foreign currency exposures. The Company’s policy is not to use derivative financial instruments for trading or speculative purposes.

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses denominated in Canadian dollars. The Company evaluates whether the foreign exchange contracts qualify for hedge accounting at the inception of the contract. The fair value of the forward exchange contracts are recorded on the consolidated balance sheets. Changes in the fair value of the foreign exchange contracts that are effective hedges are reflected in accumulated other comprehensive income (loss), a separate component of shareholders’ equity (deficiency), and changes in the fair value of foreign exchange contracts that are ineffective hedges are reflected in the consolidated statements of operations. Gains and losses realized upon settlement of the foreign exchange contracts are amortized to the consolidated statements of operations on the same basis as the production expenses being hedged.

(o) Stock-based compensation

Effective April 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”) using the modified-prospective transition method. Under such transition method, compensation cost recognized in the years ended March 31, 2009, 2008 and 2007 includes: (a) compensation cost for all stock options granted prior to, but not yet vested as of, April 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123; and (b) compensation cost for all share-based payments granted on or after April 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). See Note 12 for further discussion of the Company’s stock-based compensation in accordance with SFAS No. 123(R).

(p) Net income (loss) per share

The Company calculates net income (loss) per share in accordance with SFAS No. 128, Earnings Per Share. Basic net income (loss) per share is calculated based on the weighted average common shares outstanding for the period. Basic net income (loss) per share for the years ended March 31, 2009, 2008 and 2007 is presented below:

	Year	Year	Year
	ended	ended	ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Basic Net Income (Loss) Per Common Share:
Numerator:
Net income (loss)	$(178,454)	$(87,435)	$15,472

Denominator:
Weighted average common shares outstanding	116,795	118,427	108,398

Basic Net Income (Loss) Per Common Share	$(1.53)	$(0.74)	$0.14

Diluted net income (loss) per common share reflects the potential dilutive effect, if any, of the conversion of the 4.875% convertible senior subordinated notes sold by the Company in December 2003 and converted on December 15, 2006 (the “4.875% Notes”), the 2.9375% convertible senior subordinated notes sold by the Company in October 2004 (the “2.9375% Notes”), and the 3.625% convertible senior subordinated notes sold by the Company in February 2005 (the “3.625% Notes”), under the “if converted” method. Diluted net income (loss) per common share also reflects share purchase options and restricted share units using the treasury stock method when dilutive, and any contingently issuable shares when dilutive.

Diluted net income (loss) per common share for the years ended March 31, 2009, 2008 and 2007 is presented below:

	Year	Year	Year
	ended	ended	ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Diluted Net Income (Loss) Per Common Share:
Numerator:
Net income (loss)	$(178,454)	$(87,435)	$15,472
Add:
Interest on convertible Notes, net of tax	–	–	–
Amortization of deferred financing costs, net of tax	–	–	–

Numerator for Diluted Net Income (Loss) Per Common Share	$(178,454)	$(87,435)	$15,472

Denominator:
Weighted average common shares outstanding	116,795	118,427	108,398
Effect of dilutive securities:
Share purchase options	–	–	2,493
Restricted share units	–	–	273

Adjusted weighted average common shares outstanding	116,795	118,427	111,164

Diluted Net Income (Loss) Per Common Share	$(1.53)	$(0.74)	$0.14

For the years ended March 31, 2009, 2008, and 2007, the weighted average common shares calculated under the “if converted” and treasury stock method presented below were excluded from diluted net income (loss) per common share for the periods because their inclusion would have had an anti-dilutive effect.

	Year	Year	Year
	ended	ended	ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Conversion of Notes	24,666	25,295	25,295
Share purchase options	340	1,494	–
Restricted share units	365	486	–
Contingently issuable shares	968	705	–

Total weighted average common shares excluded from Diluted Net Income (Loss) Per Common Share	26,339	27,980	25,295

(q) Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. The most significant estimates made by management in the preparation of the financial statements relate to ultimate revenue and costs for investment in films and television programs; estimates of sales returns and other allowances, provision for doubtful accounts; fair value of assets and liabilities for allocation of the purchase price of companies acquired; income taxes and accruals for contingent liabilities; and impairment assessments for investment in films and television programs, property and equipment, goodwill and intangible assets. Actual results could differ from such estimates.

(r) Reclassifications

Certain amounts presented in prior years have been reclassified to conform to the current year’s presentation.

(s) Recent accounting pronouncements

FASB Staff Position APB 14-1. On April 1, 2009, the Company adopted FSP APB 14-1 which requires retrospective adjustments to its previously issued financial statements as of March 31, 2009 and 2008, and for the years ended March 31, 2009, 2008 and 2007 as if FSP APB 14-1 was effective from the date the applicable notes were issued. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date when interest cost is recognized. Accordingly, a portion of the proceeds received is recorded as a liability and a portion is recorded as an addition to shareholders’ equity reflecting the equity component (ie. conversion feature). The difference between the principal amount and the amount recorded as the liability component represents the debt discount. The carrying amount of the liability is accreted up to the principal amount through the amortization of the discount, using the effective interest method, to interest expense over the expected life of the note. The Company applied the provisions of FSP APB 14-1 retrospectively to all periods presented. Accordingly, the financial statements have been retrospectively adjusted as if FSP APB 14-1 was effective at the time the convertible debt instruments were issued. The 2.9375% and 3.625% Convertible Senior Subordinated Notes, issued in October 2004 and February 2005, respectively were adjusted to adopt FSP APB 14-1. FSP APB 14-1 did not apply to the 4.875% Convertible Senior Subordinated Notes issued December 2003 and converted into common shares units in December 2006.

The adoption of FSP APB 14-1 had the following effect on the Company’s Consolidated Statements of Operations for fiscal years 2009, 2008 and 2007:

	Fiscal 2009		Fiscal 2008		Fiscal 2007
(amounts in thousands,	Previously	As	Previously	As	Previously	As
except per share amounts)	reported	adjusted	reported	adjusted	reported	adjusted

Interest expense	$(19,327)	$(34,275)	$(16,432)	$(29,899)	$(17,832)	$(29,839)
Gain on extinguishment of debt	$3,549	$3,023	$–	$–	$–	$–
Net income (loss)	$(162,980)	$(178,454)	$(73,968)	$(87,435)	$27,479	$15,472
Basic income (loss) per share	$(1.40)	$(1.53)	$(0.62)	$(0.74)	$0.25	$0.14
Diluted income (loss) per share	$(1.40)	$(1.53)	$(0.62)	$(0.74)	$0.25	$0.14

The adoption of FSP APB 14-1 had the following effect on the Company’s Consolidated Balance Sheets for fiscal years 2009 and 2008:

	Fiscal 2009		Fiscal 2008
	Previously	As	Previously	As
(amounts in thousands, except per share amounts)	reported	adjusted	reported	adjusted

Other Assets	$81,554	$81,234	$39,255	$38,424
Subordinated notes and other financing obligations	$331,716	$281,521	$328,718	$261,519
Common shares	$390,295	$494,724	$434,650	$540,091
Accumulated deficit	$(386,599)	$(441,153)	$(223,619)	$(262,699)

See Note 10 to the Consolidated Financial Statements for further discussion of the implementation of FSP APB 14-1.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), Business Combinations (“SFAS No. 141(R)”). SFAS No. 141(R) significantly changes the accounting for business combinations in a number of areas including the treatment of contingent consideration, transaction costs, in-process research and development and restructuring costs. In addition, under SFAS No. 141(R), changes in an acquired entity’s deferred tax assets and uncertain tax positions after the measurement period will impact income tax expense. SFAS No. 141(R) is effective for fiscal years beginning after December 15, 2008. We will adopt SFAS No. 141(R) beginning in the first quarter of fiscal 2010, which will change our accounting treatment for business combinations on a prospective basis.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51 (“SFAS No. 160”). SFAS No. 160 changes the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. This new consolidation method significantly changes the accounting for transactions with minority interest holders. SFAS No. 160 is effective for fiscal years beginning after December 15, 2008. We will adopt SFAS No. 160 beginning in the first quarter of fiscal 2010. We are evaluating the impact that the adoption of SFAS No. 160 will have on our consolidated financial position and results of operations.

3. Restricted cash and restricted investments

Restricted Cash. Restricted cash represents amounts on deposit with financial institutions that are contractually designated for certain theatrical marketing obligations and collateral required under our revolving credit facility as a result of a borrowing under our funding agreement with the State of Pennsylvania (see Note 9).

Restricted Investments. Restricted investments represent amounts held in investments that are contractually designated as collateral for certain production obligations. At March 31, 2009, the Company held $7.0 million of restricted investments in United States Treasury Bills bearing an interest rate of 0.39%, maturing September 3, 2009. These investments are held as collateral for a production obligation pursuant to an escrow agreement.

At March 31, 2008, the Company held $7.0 million of a triple A rated taxable Student Auction Rate Security (“ARS”), at par value, issued by the Panhandle-Plains Higher Education Authority. These ARS were sold back to the issuer at par value resulting in no gain or loss.

Restricted investments as of March 31, 2009 and 2008 are set forth below:

	March 31, 2009
		Unrealized	Fair
(amounts in thousands)	Cost	gains (losses)	value

United States Treasury Bills	$6,987	$–	$6,987

	March 31, 2008
		Unrealized	Fair
(amounts in thousands)	Cost	gains (losses)	value

Auction rate—student loans	$7,000	$(73)	$6,927

At March 31, 2007, equity securities were comprised of 592,156 common shares of Magna Pacific (Holdings) Limited (“Magna”), an independent DVD distributor in Australia and New Zealand, purchased at an average cost of $0.21 per share. During the year ended March 31, 2008, the Company purchased an additional 15,989,994 common shares of Magna for approximately $4.7 million in connection with its efforts to acquire Magna. Such efforts were later abandoned, at which time, the Company sold all if its shares in Magna for approximately $7.5 million and recognized a gain on the sale of approximately $2.9 million.

The following table illustrates the impact in other comprehensive income (loss) of realized and unrealized gains of investments available-for-sale during the years ended March 31, 2009, 2008 and 2007:

	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Gain on sale of restricted and available-for-sale investments included in net income	$–	$2,909	$1,722
Other comprehensive income:
Net unrealized gain (loss) arising during the year	$73	$2,836	$1,809
Reclassification adjustment	–	(2,909)	(1,722)

Net unrealized gain (loss) recognized in other comprehensive income	$73	$(73)	$87

4. Investment in films and television programs

	March 31,	March 31,
(amounts in thousands)	2009	2008

Motion Picture Segment—Theatrical and Non-Theatrical Films
Released, net of accumulated amortization	$262,067	$218,898
Acquired libraries, net of accumulated amortization	56,898	80,674
Completed and not released	55,494	13,187
In progress	149,402	188,108
In development	6,732	6,513
Product inventory	40,392	33,147

	570,985	540,527

Television Segment—Direct-to-Television Programs
Released, net of accumulated amortization	77,973	55,196
In progress	51,619	12,608
In development	1,445	611

	131,037	68,415

Media Networks
In progress	745	–

	745	–

	$702,767	$608,942

The following table sets forth acquired libraries that represent titles released three years prior to the date of acquisition, and amortized over their expected revenue stream from acquisition date up to 20 years:

				Unamortized	Unamortized
		Total	Remaining	costs	costs
Acquired library		amortization	amortization	March 31,	March 31,
(amounts in thousands)	Acquisition date	period	period	2009	2008
(in years)

Trimark	October 2000	20.00	11.50	$6,280	$12,318
Artisan	December 2003	20.00	14.75	47,255	58,533
Modern	August 2005	20.00	16.25	2,462	3,953
Lionsgate UK	October 2005	20.00	16.50	901	1,827
Mandate	September 2007	3.00	–	–	4,043

Total Acquired Libraries				$56,898	$80,674

The Company expects approximately 45% of completed films and television programs, net of accumulated amortization will be amortized during the one-year period ending March 31, 2010. Additionally, the Company expects approximately 80% of completed and released films and television programs, net of accumulated amortization and excluding acquired libraries, will be amortized during the three-year period ending March 31, 2012. The decrease in the Trimark Library is partially due to a write-down of $3.1 million as a result of a decrease in the fair value of the library.

5. Property and equipment

	March 31,	March 31,
(amounts in thousands)	2009	2008

Leasehold improvements	$11,071	$3,404
Property and equipment	12,943	6,768
Computer equipment and software	24,699	15,706
Transponder under capital lease	12,065	–

	60,778	25,878
Less accumulated depreciation and amortization	(19,569)	(13,471)

	41,209	12,407
Land	1,206	1,206

	$42,415	$13,613

6. Goodwill

The changes in the carrying amount of goodwill by reporting segment in the years ended March 31, 2009 and 2008 were as follows:

	Motion		Media
(amounts in thousands)	Pictures	Television	Networks	Total

Balance as of March 31, 2007	$173,530	$13,961	$–	$187,491
Mandate Pictures, LLC	37,102	–	–	37,102
Artisan	(62)	–	–	(62)

Balance as of March 31, 2008	210,570	13,961	–	224,531
Mandate Pictures, LLC	(277)	–	–	(277)
TV Guide Network			155,148	155,148

Balance as of March 31, 2009	$210,293	$13,961	$155,148	$379,402

The allocation of the purchase price to identified tangible and intangible assets and liabilities assumed is preliminary and is subject to adjustment. Accordingly, the amount of goodwill attributed to the Media Networks segment is preliminary (see Note 13).

7. Finite-lived intangible assets and other assets

Finite-lived intangible assets

Finite-lived intangible assets consist primarily of customer relationships and trademarks. The composition of the Company’s finite-lived intangible assets and the associated accumulated amortization is as follows as of March 31, 2009 and March 31, 2008:

	Weighted
	average	Range of	March 31, 2009			March 31, 2008
	remaining	remaining	Gross		Net	Gross		Net
	life in	life in	carrying	Accumulated	carrying	carrying	Accumulated	carrying
(amounts in thousands)	years	years	amount	amortization	amount	amount	amortization	amount

Finite-lived intangible assets:
Customer relationships	10	5-11	$64,330	$530	$63,800	$–	$–	$–
Trademarks	16	2-20	11,330	627	10,703	1,625	200	1,425
Developed technology and patents	2	2-6	3,740	147	3,593	–	–	–
Distribution agreements	2	2	1,598	790	808	1,273	454	819
Music license	–	–	1,304	1,304	–	1,304	1,231	73

Total finite-lived intangible assets			$82,302	$3,398	$78,904	$4,202	$1,885	$2,317

The aggregate amount of amortization expense associated with the Company’s intangible assets for the years ending March 31, 2009, 2008 and 2007 was approximately $1.7 million, $1.5 million and $0.9 million, respectively. The estimated aggregate amortization expense, based on the preliminary allocation of the purchase price related to the acquisition of TV Guide Network, for each of the years ending March 31, 2010 through 2014 is approximately $10.2 million, $9.7 million, $7.1 million, $7.0 million, and $6.8 million, respectively.

Other assets consist primarily of equity method investments and loan receivables. The composition of the Company’s other assets is as follows as of March 31, 2009 and March 31, 2008:

	March 31,	March 31,
(amounts in thousands)	2009	2008

Deferred financing costs, net of accumulated amortization	$10,184	$6,369
Prepaid expenses and other	6,025	5,239
Loan receivables	32,909	3,382
Equity method investments	32,116	23,434

	$81,234	$38,424

Deferred financing costs

Deferred financing costs primarily include costs incurred in connection with an amended credit facility (see Note 8) executed in July 2008 and the issuance of the 2.9375% Notes and the 3.625% Notes (see Note 10) that are deferred and amortized to interest expense using the effective interest method.

In December 2008, the Company repurchased $9.0 million of the 3.625% Notes for $5.3 million plus $0.1 million in accrued interest, resulting in a gain of $3.0 million. As a result of this repurchase, the Company wrote off $0.1 million of deferred financing costs associated with the 3.625% Notes.

Prepaid expenses and other

Prepaid expenses and other primarily include prepaid expenses and security deposits.

Loan receivables

Loan receivables at March 31, 2009 consist of a $25.0 million collateralized note receivable plus $0.8 million of accrued interest from a third party producer, and a $6.8 million note receivable and $0.3 million of accrued interest from NextPoint, Inc. (“Break.com”), an equity method investee, as described below. At March 31, 2008, loan receivables consisted of note receivables, including accrued interest, of $3.4 million from Break.com.

Equity method investments

The carrying amount of significant equity method investments at March 31, 2009 and 2008 was as follows:

	March 31,	March 31,
(amounts in thousands)	2009	2008

Horror Entertainment, LLC (“FEARnet”)	$845	$789
NextPoint, Inc. (“Break.com”)	17,542	19,979
Roadside Attractions, LLC	2,062	2,201
Studio 3 Partners, LLC (“EPIX”)	11,511	–
Elevation Sales Limited	156	465

	$32,116	$23,434

Equity interests in equity method investments in our consolidated statements of operations represent our portion of the income or loss of our equity method investees based on our percentage ownership. Equity interests in equity method investments for the years ended March 31, 2009, 2008 and 2007 were as follows (loss):

	Year	Year	Year
	ended	ended	ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Maple Pictures Corp.	$–	$(71)	$(90)
CinemaNow, Inc.	–	–	(1,000)
Horror Entertainment, LLC (“FEARnet”)	(5,323)	(5,418)	(1,515)
NextPoint, Inc. (“Break.com”)	(2,543)	(1,013)	–
Roadside Attractions, LLC	(138)	(898)	–
Studio 3 Partners, LLC (“EPIX”)	(1,040)	–	–
Elevation Sales Limited	–	(159)	–

	$(9,044)	$(7,559)	$(2,605)

Maple Pictures Corp. Represents the Company’s interest in Maple Pictures Corp. (“Maple Pictures”), a motion picture, television and home entertainment distributor in Canada. Maple Pictures was formed by a director of the Company, a former Lionsgate executive and a third-party equity investor. Through July 17, 2007, the Company owned 10% of the common shares of Maple Pictures and accounted for its investment in Maple Pictures under the equity method of accounting. Accordingly, during the nine months ended December 31, 2007, the Company recorded 10% of the loss incurred by Maple Pictures through July 17, 2007. On July 18, 2007, Maple Pictures repurchased all of the outstanding shares held by a third party investor, which increased the Company’s ownership of Maple Pictures, requiring the Company to consolidate Maple Pictures for financial reporting purposes beginning on July 18, 2007. Accordingly, the results of operations of Maple Pictures are reflected in the Company’s consolidated results since July 18, 2007.

Dividends of $0.1 and $0.1 million, respectively were received for the fiscal years ended March 31, 2009 and 2008.

Horror Entertainment, LLC. Represents the Company’s 33.33% interest in Horror Entertainment, LLC (“FEARnet”), a multiplatform programming and content service provider of horror genre films operating under the branding of “FEARnet.” The Company entered into a five-year license agreement with FEARnet for U.S. territories and possessions whereby the Company will license content to FEARnet for video-on-demand and broadband exhibition. The Company made capital contributions to FEARnet of $5.0 million in October 2006, $2.6 million in July 2007, $2.5 million in April 2008, and $2.9 million in October 2008. As of March 31, 2009, the Company has a $0.3 million remaining commitment for additional capital contributions. Under certain circumstances, if the Company defaults on any of its funding obligations, the Company could forfeit its equity interest in FEARnet and its license agreement with FEARnet could be terminated. The Company is recording its share of the FEARnet results on a one quarter lag and, accordingly, during the year ended March 31, 2009, the Company recorded 33.33% of the loss incurred by FEARnet through December 31, 2008.

NextPoint, Inc. Represents the Company’s 42% equity interest or 21,000,000 share ownership of the Series B Preferred Stock of NextPoint, Inc. (“Break.com”), an online home entertainment service provider operating under the branding of “Break.com.” The interest was acquired on June 29, 2007 for an aggregate purchase price of $21.4 million which included $0.5 million of transaction costs, by issuing 1,890,189 of the Company’s common shares. The value assigned to the shares for purposes of recording the investment of $20.9 million was based on the average price of the Company’s common shares a few days prior and subsequent to the date of the closing of the acquisition. The Company has a call option which is exercisable at any time from June 29, 2007 until the earlier of (i) 30 months after June 29, 2007 or (ii) one year after a change of control, as narrowly defined, to purchase all of the remaining 58% equity interests (excluding any subsequent dilutive events) of Break.com, including in-the-money stock options, warrants and other rights of Break.com for $58.0 million in cash or common stock, at the Company’s option. The Company is recording its share of the Break.com results on a one quarter lag and, accordingly, during the year ended March 31, 2009, the Company recorded 42% of the loss incurred by Break.com through December 31, 2008.

Roadside Attractions, LLC. Represents the Company’s 43% equity interest acquired on July 26, 2007 in Roadside Attractions, LLC (“Roadside”), an independent theatrical releasing company. The Company has a call option which is exercisable for a period of 90 days commencing on the receipt of certain audited financial statements for the three years ended July 26, 2010, to purchase all of the remaining 57% equity interests of Roadside, at a price representative of the then fair value of the remaining interest. The estimated initial cost of the call option is de minimus since the option price is designed to be representative of the then fair value and is included within the investment balance. The Company is recording its share of the Roadside results on a one quarter lag and, accordingly, during the year ended March 31, 2009, the Company recorded 43% of the loss incurred by Roadside through December 31, 2008.

Elevation Sales Limited. Represents the Company’s 50% equity interest in Elevation Sales Limited (“Elevation”), a UK based home entertainment distributor. At March 31, 2009, the Company was owed $17.0 million in account receivables from Elevation (March 31, 2008—$29.0 million). The amounts receivable from Elevation represent amounts due to our wholly-owned subsidiary, Lions Gate UK Limited (“Lionsgate UK”), located in the United Kingdom, for accounts receivable arising from the sale and rental of DVD products. The credit period extended to Elevation is 60 days.

Studio 3 Partners, LLC (“EPIX”). In April 2008, the Company formed a joint venture with Viacom Inc. (“Viacom”), its Paramount Pictures unit (“Paramount Pictures”) and Metro-Goldwyn-Mayer Studios Inc. (“MGM”) to create a premium television channel and subscription video-on-demand service named “EPIX”. The new venture will have access to the Company’s titles released theatrically on or after January 1, 2009. Viacom will provide operational support to the venture, including marketing and affiliate services through its MTV Networks division. Upon its expected launch in the fall of 2009, the joint venture will provide the Company with an additional platform to distribute its library of motion picture titles and television episodes and programs. Currently, the Company has invested $12.4 million as of March 31, 2009, which represents 28.57% or its proportionate share of investment in the joint venture. The Company has a total mandatory commitment of $31.4 million increasing to $42.9 million if certain performance targets are achieved. The Company is recording its share of the joint venture results on a one quarter lag and, accordingly, during the year ended March 31, 2009, the Company recorded 28.57% of the loss incurred by the joint venture through December 31, 2008.

8.	Bank loans

In July 2008, the Company entered into an amended credit facility which provides for a $340 million secured revolving credit facility, of which $30 million may be utilized by two of the Company’s wholly owned foreign subsidiaries. The amended credit facility expires July 25, 2013 and bears interest at 2.25% over the “Adjusted LIBOR” rate (effective rate of 2.75% as of March 31, 2009). At March 31, 2009, the Company had borrowings of $255 million (March 31, 2008—nil) under the credit facility. The availability of funds under the credit facility is limited by a borrowing base and also reduced by outstanding letters of credit which amounted to $46.7 million at March 31, 2009. At March 31, 2009, there was $38.3 million available under the amended credit facility. The Company is required to pay a monthly commitment fee based upon 0.50% per annum on the total credit facility of $340 million less the amount drawn. This amended credit facility amends and restates the Company’s original $215 million credit facility. Obligations under the credit facility are secured by collateral (as defined in the credit agreement) granted by the Company and certain subsidiaries of the Company, as well as a pledge of equity interests in certain of the Company’s subsidiaries. The amended credit facility contains a number of affirmative and negative covenants that, among other things, require the Company to satisfy certain financial covenants and restrict the ability of the Company to incur additional debt, pay dividends and make distributions, make certain investments and acquisitions, repurchase its stock and prepay certain indebtedness, create liens, enter into agreements with affiliates, modify the nature of its business, enter into sale-leaseback transactions, transfer and sell material assets and merge or consolidate. Under the credit facility, the Company may also be subject to an event of default upon a “change in control” (as defined in the credit facility) which, among other things, includes a person or group acquiring ownership or control in excess of 20% of our common stock.

9.	Film and production obligations and participations and residuals

	March 31,	March 31,
(amounts in thousands)	2009	2008

Film obligations[1]	$88,814	$29,905
Production obligations[2]	215,711	248,111

Total film and production obligations	304,525	278,016
Less film and production obligations expected to be paid within one year	(185,647)	(193,699)

Film and production obligations expected to be paid after one year	$118,878	$84,317

Participations and residuals	$371,857	$385,846

(1)	Film obligations include minimum guarantees, which represent amounts payable for film rights that the Company has acquired and theatrical marketing obligations, which represent amounts that are contractually committed for theatrical marketing expenditures associated with specific titles.

(2)	Production obligations represent amounts payable for the cost incurred for the production of film and television programs that the Company produces which, in some cases, are financed over periods exceeding one year. Production obligations have contractual repayment dates either at or near the expected completion date, with the exception of certain obligations containing repayment dates on a longer term basis (see Note 18). Production obligations of $136.3 million incur interest at rates ranging from 2.0% to 4.61%, and approximately $70.7 million of production obligations are non-interest bearing. Also included in production obligations is $8.7 million in long term production obligations with an interest rate of 2.5% that is part of a $66.0 million funding agreement with the State of Pennsylvania, as more fully described below. On April 9, 2008, the Company entered into a loan agreement with the Pennsylvania Regional Center, which provides for the availability of production loans up to $66,000,000 on a five year term for use in film and television productions in the State of Pennsylvania. The amount that can be borrowed is generally limited to approximately one half of the qualified production costs incurred in the State of Pennsylvania through the two year period ended April 2010, and is subject to certain other limitations. Under the terms of the loan, for every dollar borrowed, the Company’s production companies are required (within a two year period) to either create a specified number of jobs, or spend a specified amount in certain geographic regions in the State of Pennsylvania. Amounts borrowed under the agreement carry an interest rate of 2.5%, which is payable semi-annually, and the principal amount is due on the five-year anniversary date of the first borrowing under the agreement (i.e., April 2013). The loan is secured by a first priority security interest in the Company’s film library pursuant to an intercreditor agreement with the Company’s senior lender under the Company’s revolving credit facility. Pursuant to the terms of the Company’s credit facility, the Company is required to maintain a balance equal to the loans outstanding plus 5% under this facility in a bank account with the Company’s senior lender under the Company’s credit facility. Accordingly, included in restricted cash is $9.2 million (on deposit with our senior lenders), related to amounts received under the Pennsylvania agreement.

The Company expects approximately 74% of accrued participants’ shares will be paid during the one-year period ending March 31, 2010.

Theatrical slate participation

On May 25, 2007, the Company closed a theatrical slate participation arrangement, as amended on January 30, 2008. Under this arrangement, Pride Pictures, LLC (“Pride”), an unrelated entity, contributed, in general, 50% of the Company’s production, acquisition, marketing and distribution costs of theatrical feature films up to an aggregate of approximately $196 million, net of transaction costs. The funds available from Pride were generated from the issuance of subordinated debt instruments, equity and a senior revolving credit facility, which was subject to a borrowing base. The borrowing base calculation was generally based on 90% of the estimated ultimate amounts due to Pride on previously released films, as defined in the applicable agreements. The Company was not a party to the Pride debt obligations or their senior credit facility, and provided no guarantee of repayment of these obligations. The percentage of the contribution could vary on certain pictures. Pride participated in a pro rata portion of the pictures’ net profits or losses similar to a co-production arrangement based on the portion of costs funded. We distributed the pictures covered by the arrangement with a portion of net profits after all costs and our distribution fee being distributed to Pride based on their pro rata contribution to the applicable costs similar to a back-end participation on a film.

Amounts provided from Pride are reflected as a participation liability. The difference between the ultimate participation expected to be paid to Pride and the amount provided by Pride is amortized as a charge to or a reduction of participation expense under the individual-film-forecast method. At March 31, 2009, $83.8 million (March 31, 2008, $134.3 million) was payable to Pride and is included in participations and residuals liability in the consolidated balance sheets.

In late 2008, the administrative agent for the senior lenders under Pride’s senior credit facility took the position, among others, that the senior lenders did not have an obligation to continue to fund under the senior credit facility because the conditions precedent to funding set forth in the senior credit facility could not be satisfied. The Company was not a party to the credit facility. Consequently, Pride did not purchase the pictures The Spirit, My Bloody Valentine 3-D and Madea Goes To Jail. Thereafter, on April 20, 2009, after failed attempts by the Company to facilitate a resolution, the Company gave FilmCo and Pride notice that FilmCo, through Pride’s failure to make certain capital contributions, was in default of the Master Picture Purchase Agreement. On May 5, 2009, the representative for the Pride equity and the Pride mezzanine investor responded that the required amount was fully funded and that it had no further obligations to make any additional capital contributions. Consequently, on May 29, 2009, the Company terminated our theatrical slate participation arrangement with Pride.

Société Générale de Financement du Québec filmed entertainment participation

On July 30, 2007, the Company entered into a four-year filmed entertainment slate participation agreement with Société Générale de Financement du Québec (“SGF”), the Québec provincial government’s investment arm. SGF will provide up to 35% of production costs of television and feature film productions produced in Québec for a four-year period for an aggregate participation of up to $140 million, and the Company will advance all amounts necessary to fund the remaining budgeted costs. The maximum aggregate of budgeted costs over the four-year period will be $400 million, including the Company’s portion, but no more than $100 million per year. In connection with this agreement, the Company and SGF will proportionally share in the proceeds derived from the productions after the Company deducts a distribution fee, recoups all distribution expenses and releasing costs, and pays all applicable third party participations and residuals.

Amounts provided from SGF are reflected as a participation liability. The difference between the ultimate participation expected to be paid to SGF and the amount provided by SGF is amortized as a charge to or a reduction of participation expense under the individual film-forecast-method. At March 31, 2009, $3.2 million (March 31, 2008, $9.3 million) was payable to SGF and is included in participations and residuals liability in the consolidated balance sheets. Under the terms of the arrangement $35 million is available through July 30, 2009, $35 million is available during the twelve-month period ended July 30, 2010 and $35 million is available during the twelve-month period ended July 30, 2011 to be provided by SGF.

10.	Subordinated notes and other financing obligations

The following table sets forth the subordinated notes and other financing obligations outstanding at March 31, 2009 and 2008:

	March 31,	March 31,
(amounts in thousands)	2009	2008

October 2004 2.9375% Convertible Senior Subordinated Notes	$127,253	$119,678
February 2005 3.625% Convertible Senior Subordinated Notes	138,552	138,123
Other financing obligations	15,716	3,718

	$281,521	$261,519

Subordinated notes

FASB Staff Position APB 14-1. On April 1, 2009, the Company adopted FSP APB 14-1 which requires retrospective adjustments to its previously issued financial statements as of March 31, 2009 and 2008, and for the years ended March 31, 2009, 2008 and 2007 as if FSP APB 14-1 was effective from the date the applicable notes were issued. FSP APB 14-1 specifies that issuers of such instruments should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate on the instrument’s issuance date when interest cost is recognized. Accordingly, a portion of the proceeds received is recorded as a liability and a portion is recorded as an addition to shareholders’ equity reflecting the equity component (i.e., conversion feature). The difference between the principal amount and the amount recorded as the liability component represents the debt discount. The carrying amount of the liability is accreted up to the principal amount through the amortization of the discount, using the effective interest method, to interest expense over the expected life of the note. The Company applied the provisions of FSP APB 14-1 retrospectively to all periods presented and the impact is disclosed in Note 2. Accordingly, the financial statements have been retrospectively adjusted as if FSP APB 14-1 was effective at the time the convertible debt instruments were issued. The 2.9375% and 3.625% Convertible Senior Subordinated Notes, issued in October 2004 and February 2005, respectively were adjusted to adopt FSP APB 14-1. FSP APB 14-1 did not apply to the 4.875% Convertible Senior Subordinated Notes issued in December 2003 and converted into common shares in December 2006.

October 2004 2.9375% Notes. In October 2004, Lions Gate Entertainment Inc., the Company’s wholly-owned subsidiary, (“LGEI”) sold $150.0 million of 2.9375% Convertible Senior Subordinated Notes (the “October 2004 2.9375% Notes”). The Company received $146.0 million of net proceeds after paying placement agents’ fees from the sale of $150.0 million of the October 2004 2.9375% Notes. Interest on the October 2004 2.9375% Notes is payable semi-annually on April 15 and October 15. The October 2004 2.9375% Notes mature on October 15, 2024. From October 15, 2009 to October 14, 2010, LGEI may redeem the October 2004 2.9375% Notes at 100.839%; from October 15, 2010 to October 14, 2011, LGEI may redeem the October 2004 2.9375% Notes at 100.420%; and thereafter, LGEI may redeem the October 2004 2.9375% Notes at 100%.

The holder may require LGEI to repurchase the October 2004 2.9375% Notes on October 15, 2011, 2014 and 2019 or upon a change in control at a price equal to 100% of the principal amount, together with accrued and unpaid interest through the date of repurchase. Under certain circumstances, if the holder requires LGEI to repurchase all or a portion of their notes upon a change in control, they will be entitled to receive a make whole premium. The amount of the make whole premium, if any, will be based on the price of the Company’s common shares on the effective date of the change in control. No make whole premium will be paid if the price of the Company’s common shares at such time is less than $8.79 per share or exceeds $50.00 per share.

The holder may convert the October 2004 2.9375% Notes into the Company’s common shares prior to maturity only if the price of the Company’s common shares issuable upon conversion of a note reaches a specified threshold over a specified period, the trading price of the notes falls below certain thresholds, the notes have been called for redemption, a change in control occurs or certain other corporate transactions occur. In addition, under certain circumstances, if the holder converts their notes upon a change in control, they will be entitled to receive a make whole premium. Before the close of business on or prior to the trading day immediately before the maturity date, if the notes have not been previously redeemed or repurchased, the holder may convert the notes into the Company’s common shares at a conversion rate equal to 86.9565 shares per $1,000 principal amount of the October 2004 2.9375% Notes, subject to adjustment in certain circumstances, which represents a conversion price of approximately $11.50 per share. Upon conversion of the October 2004 2.9375% Notes, the Company has the option to deliver, in lieu of common shares, cash or a combination of cash and common shares of the Company.

February 2005 3.625% Notes. In February 2005, LGEI sold $175.0 million of 3.625% Convertible Senior Subordinated Notes (“February 2005 3.625% Notes”). The Company received $170.2 million of net proceeds after paying placement agents’ fees from the sale of $175.0 million of the February 2005 3.625% Notes. Interest on the February 2005 3.625% Notes is payable at 3.625% per annum semi-annually on March 15 and September 15 until March 15, 2012 and at 3.125% per annum thereafter until maturity on March 15, 2025. LGEI may redeem all or a portion of the February 2005 3.625% Notes at its option on or after March 15, 2012 at 100% of their principal amount, together with accrued and unpaid interest through the date of redemption.

The holder may require LGEI to repurchase the February 2005 3.625% Notes on March 15, 2012, 2015 and 2020 or upon a change in control at a price equal to 100% of the principal amount, together with accrued and unpaid interest through the date of repurchase. Under certain circumstances, if the holder requires LGEI to repurchase all or a portion of their notes upon a change in control, they will be entitled to receive a make whole premium. The amount of the make whole premium, if any, will be based on the price of the Company’s common shares on the effective date of the change in control. No make whole premium will be paid if the price of the Company’s common shares at such time is less than $10.35 per share or exceeds $75.00 per share.

The February 2005 3.625% Notes are convertible, at the option of the holder, at any time before the maturity date, if the notes have not been previously redeemed or repurchased, at a conversion rate equal to 70.0133 shares per $1,000 principal amount of the February 2005 3.625% Notes, subject to adjustment in certain circumstances, which represents a conversion price of approximately $14.28 per share. Upon conversion of the February 2005 3.625% Notes, the Company has the option to deliver, in lieu of common shares, cash or a combination of cash and common shares of the Company.

In December 2008, the Company extinguished $9.0 million of our February 2005 3.625% Notes and originally recorded a gain on extinguishment of $3.5 million. The adoption of FSP APB 14-1 decreased the gain on extinguishment for fiscal 2009 to $3.0 million to account for the unamortized portion of the discount associated with the repurchased notes. The gain represented the difference between the fair value of the liability component of the February 2005 3.625% Notes and their carrying value with the excess of the amount paid to extinguish the February 2005 3.625% Notes over the fair value of the February 2005 3.625% Notes recorded as a reduction of shareholders’ equity reflecting the repurchase of the equity component of the February 2005 3.625% Notes.

The following table sets forth the equity and liability components of the 3.625% Notes and 2.9375% Notes outstanding as of March 31, 2009 and 2008:

	March 31,	March 31,
(amounts in thousands)	2009	2008

October 2004 2.9375% Convertible Senior Subordinated Notes:
Carrying amount of equity component	$50,074	$50,074

Carrying amount of liability component
Principal amount of 2.9375% Notes	$150,000	$150,000
Unamortized discount (remaining period of 2.8 and 3.8 years, respectively)	(22,747)	(30,322)

Net carrying amount of 2.9375% Notes	$127,253	$119,678

February 2005 3.625% Convertible Senior Subordinated Notes:
Carrying amount of equity component	$54,355	$55,367

Carrying amount of liability component
Principal amount of February 3.625% Notes	$166,000	$175,000
Unamortized discount (remaining period of 3.0 and 4.0 years, respectively)	(27,448)	(36,877)

Net carrying amount of February 3.625% Notes	$138,552	$138,123

The effective interest rate on the liability component and the amount of interest expense, which includes both the contractual interest coupon and amortization of the discount on the liability component, for the fiscal years ended March 31, 2009, 2008 and 2007 are presented below.

	Year	Year	Year
	ended	ended	ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

October 2004 2.9375% Convertible Senior Subordinated Notes:
Effective interest rate of liability component	9.65%	9.65%	9.65%

Interest Expense
Contractual interest coupon	$4,406	$4,406	$4,406
Amortization of discount on liability component	7,570	6,876	6,245
Amortization of debt issuance costs	457	378	309

	$12,433	$11,660	$10,960

February 2005 3.625% Convertible Senior Subordinated Notes:
Effective interest rate of liability component	10.03%	10.03%	10.03%

Interest Expense
Contractual interest coupon	$6,235	$6,344	$6,344
Amortization of discount on liability component	7,894	7,251	6,561
Amortization of debt issuance costs	493	413	338

	$14,622	$14,008	$13,243

The fair value of the 3.625% Notes is approximately $119.5 million based on current market quotes at March 31, 2009. The fair value of the 2.9375% Notes is approximately $111.8 million based on current market quotes at March 31, 2009.

Other financing obligations

On June 1, 2007, the Company entered into a bank financing agreement for $3.7 million to fund the acquisition of certain capital assets. Interest is payable in monthly payments totaling $0.3 million per year for five years at an interest rate of 8.02%, with the entire principal due June 2012.

In association with the February 28, 2009 acquisition of TV Guide Network, the Company assumed a $12.1 million capital lease obligation for a satellite transponder lease. The monthly payments total $1.6 million per year through August 2019, with an imputed interest rate of 6.65%.

11.	Accumulated other comprehensive income (loss)

Components of accumulated other comprehensive income (loss) are as follows:

		Unrealized
	Foreign	gain (loss)		Accumulated
	currency	on foreign	Unrealized	other
	translation	exchange	gain (loss) on	comprehensive
(amounts in thousands)	adjustments	contracts	securities	income (loss)

Balance at March 31, 2007	$(1,502)	$207	$–	$(1,295)
Current year change	1,168	(333)	(73)	762

Balance at March 31, 2008	(334)	(126)	(73)	(533)
Current year change	(11,562)	144	73	(11,345)

Balance at March 31, 2009	$(11,896)	$18	$–	$(11,878)

12.	Capital stock

(a)	Common shares

The Company had 500,000,000 authorized shares of common stock at March 31, 2009 and 2008. The table below outlines common shares reserved for future issuance:

	March 31,	March 31,
(amounts in thousands)	2009	2008

Stock options outstanding	3,899	5,137
Restricted share units—unvested	2,566	2,325
Share purchase options and restricted share units available for future issuance	5,120	6,859
Shares issuable upon conversion of 2.9375% Notes at conversion price of $11.50 per share	13,043	13,043
Shares issuable upon conversion of 3.625% Notes at conversion price of $14.28 per share	11,622	12,252

Shares reserved for future issuance	36,250	39,616

The Company’s Board of Directors has authorized the repurchase of up to $150 million of the Company’s common shares, with the timing, price, quantity, and manner of the purchases to be made at the discretion of management, depending upon market conditions. During the period from the authorization date through March 31, 2009, 6,787,310 shares have been repurchased pursuant to the plan at a cost of approximately $65.2 million, including commission costs. During the years ended March 31, 2009 and 2008, 4,588,675 and 2,198,635 shares have been repurchased pursuant to the plan at a cost of approximately $45.0 and $20.3 million, respectively. The share repurchase program has no expiration date.

On December 24, 2007, the Company also repurchased 211,864 common shares from an executive for approximately $2.0 million to primarily satisfy the executive’s tax withholding obligations and other expenses in connection with the exercise of options by the executive on September 25, 2007.

(b)	Series B preferred shares

As a condition of the purchase of a subsidiary, on October 13, 2000, the Company issued ten shares at $10 per share to the principal shareholder of Trimark Holdings, Inc. The shares were non-transferable and were not entitled to dividends. The shares were non-voting except that the holder, who was a principal of the subsidiary acquired, had the right to elect himself as a director to the Company’s Board of Directors. The shares were redeemable by the Company if certain events occur. The shares had a liquidation preference equal to the stated value of $10 per share. In February 2009, the Company redeemed the ten shares at $10 per share.

(c)	Share-based compensation

The Company accounts for stock-based compensation in accordance with the provisions of SFAS No. 123 (revised 2004), Share-Based Payment (“SFAS No. 123(R)”). SFAS No. 123(R) requires the measurement of all stock-based awards using a fair value method and the recognition of the related stock-based compensation expense in the consolidated financial statements over the requisite service period. Further, as required under SFAS No. 123(R), the Company estimates forfeitures for share-based awards that are not expected to vest. As stock-based compensation expense recognized in the Company’s unaudited condensed consolidated financial statements is based on awards ultimately expected to vest, it has been reduced for estimated forfeitures.

The fair value of each option award is estimated on the date of grant using a closed-form option valuation model (Black-Scholes) based on the assumptions noted in the following table. Expected volatilities are based on implied volatilities from traded options on the Company’s stock, historical volatility of the Company’s stock and other factors. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The weighted-average grant-date fair values for options granted during the year ended March 31, 2009 was $3.06 (2008—$4.17, 2007—$3.93). The following table represents the assumptions used in the Black-Scholes option-pricing model for stock options granted during the years ended March 31, 2009, 2008 and 2007:

	Year ended March 31,
	2009	2008	2007

Risk-free interest rate	2.7%	2.7% – 4.8%	4.7%
Expected option lives (in years)	5.0 years	5.0 to 6.5 years	6.3 years
Expected volatility for options	31%	31%	31%
Expected dividend yield	0%	0%	0%

The Company recognized the following share-based compensation expense (benefit) during the years ended March 31, 2009, 2008 and 2007:

	Year ended March 31,
(amounts in thousands)	2009	2008	2007

Compensation Expense (Benefit):
Stock Options	$3,184	$3,375	$2,591
Restricted Share Units and Other Share-based Compensation	$10,063	10,414	4,431
Stock Appreciation Rights	(3,527)	(1,708)	1,684

Total	$9,720	$12,081	$8,706

There was no income tax benefit recognized in the statements of operations for share-based compensation arrangements during the years ended March 31, 2009, 2008 and 2007.

Stock option and long-term incentive plans

The Company has two stock option and long-term incentive plans that permit the grant of stock options and other equity awards to certain employees, officers, non-employee directors and consultants for up to 23.0 million shares of the Company’s common stock.

The Company’s Employees’ and Directors’ Equity Incentive Plan (the “Plan”) provides for the issuance of up to 9.0 million shares of common stock of the Company to eligible employees, directors, and service providers. Of the 9.0 million common shares allocated for issuance, up to a maximum of 250,000 common shares may be issued as discretionary bonuses in accordance with the terms of a share bonus plan. At March 31, 2009, 101,351 common shares were available for grant under the Plan.

With the approval of the 2004 Performance Incentive Plan (the “2004 Plan”), no new awards were granted under the Plan subsequent to the 2004 Annual General Meeting of Shareholders. Any remaining shares available for additional grant purposes under the Plan may be issued under the 2004 Plan. The 2004 Plan provides for the issue of up to an additional 14.0 million common shares of the Company to eligible employees, directors, officers and other eligible persons through the grant of awards and incentives for high levels of individual performance and improved financial performance of the Company. The 2004 Plan authorizes stock options, share appreciation rights, restricted shares, share bonuses and other forms of awards granted or denominated in the Company’s common shares. The per share exercise price of an option granted under the 2004 Plan generally may not be less than the fair market value of a common share of the Company on the date of grant. The maximum term of an option granted under the 2004 Plan is ten years from the date of grant. At March 31, 2009, 5,018,434 common shares were available for grant under the 2004 Plan.

Stock options

A summary of option activity under the various plans as of March 31, 2009, 2008 and 2007 and changes during the years then ended is presented below:

					Weighted	Aggregate
				Weighted-	average	intrinsic
			Total	average	remaining	value as of
	Number of	Number of	number of	exercise	contractual	March 31,
Options:	shares[1]	shares[2]	shares	price	term in years	2009

Outstanding at April 1, 2006	5,170,104	–	5,170,104	$4.19
Granted	2,100,000	–	2,100,000	9.68
Exercised	(1,297,144)	–	(1,297,144)	3.29
Forfeited or expired	(39,671)	–	(39,671)	7.73

Outstanding at March 31, 2007	5,933,289	–	5,933,289	$6.30
Granted	495,000	600,000	1,095,000	10.33
Exercised	(1,871,058)	–	(1,871,058)	3.09
Forfeited or expired	(19,868)	–	(19,868)	7.42

Outstanding at March 31, 2008	4,537,363	600,000	5,137,363	$8.32
Granted	5,000	–	5,000	9.53
Exercised	(1,158,177)	–	(1,158,177)	3.67
Forfeited or expired	(85,020)	–	(85,020)	6.51

Outstanding at March 31, 2009	3,299,166	600,000	3,899,166	$9.75	6.46	$–

Outstanding as of March 31, 2009, vested or expected to vest in the future	3,298,166	600,000	3,898,166	$9.75	6.46	$–

Exercisable at March 31, 2009	1,893,750	100,000	1,993,750	$9.57	5.15	$–

(1)	Issued under our long-term incentive plans.

(2)	On September 10, 2007, in connection with the acquisition of Mandate Pictures (see Note 13), two executives entered into employment agreements with LGF. Pursuant to the employment agreements, the executives were granted an aggregate of 600,000 stock options, 100,000 options of which vested, and 500,000 options of which will vest over a two- to three-year period. The options were granted outside of our long-term incentive plans.

The total intrinsic value of options exercised as of each exercise date during the year ended March 31, 2009 was $7.1 million (2008—$12.1 million, 2007—$8.7 million).

During the year ended March 31, 2009, 279,368 shares were cancelled to fund withholding tax obligations upon exercise.

Restricted share units

Effective June 27, 2005, the Company, pursuant to the 2004 Plan, began granting restricted share units to certain employees, directors and consultants.

A summary of the status of the Company’s restricted share units as of March 31, 2009, 2008 and 2007, and changes during the years then ended is presented below:

				Weighted
			Total	average
	Number of	Number of	number of	grant date
Restricted share units:	shares[1]	shares[2]	shares	fair value

Outstanding at April 1, 2006	508,667	–	508,667	$10.18
Granted	1,557,833	–	1,557,833	9.70
Vested	(167,608)	–	(167,608)	10.28
Forfeited	(26,649)	–	(26,649)	9.54

Outstanding at March 31, 2007	1,872,243	–	1,872,243	$9.78
Granted	1,051,267	287,500	1,338,767	10.39
Vested	(825,846)	–	(825,846)	9.89
Forfeited	(60,539)	–	(60,539)	9.89

Outstanding at March 31, 2008	2,037,125	287,500	2,324,625	$10.09
Granted	1,301,400	105,000	1,406,400	8.57
Vested	(1,097,403)	(8,333)	(1,105,736)	10.06
Forfeited	(59,621)	–	(59,621)	10.07

Outstanding at March 31, 2009	2,181,501	384,167	2,565,668	$9.27

(1)	Issued under our long-term incentive plans.

(2)	On September 10, 2007, in connection with the acquisition of Mandate Pictures (see Note 13), two executives entered into employment agreements with Lions Gate Films, Inc. Pursuant to the employment agreements, the executives were granted an aggregate of 287,500 restricted share units, which vest over a three- to five-year period, based on continued employment, and 262,500 restricted share units, which vest over a five-year period, subject to the satisfaction of certain annual performance targets. The restricted share units were granted outside of our long-term incentive plans.

The fair values of restricted share units are determined based on the market value of the shares on the date of grant.

The following table summarizes the total remaining unrecognized compensation cost as of March 31, 2009 related to non-vested stock options and restricted share units and the weighted average remaining years over which the cost will be recognized:

	Total	Weighted
	unrecognized	average
	compensation	remaining
(amounts in thousands)	cost	years

Stock Options	$5,667	1.9
Restricted Share Units	13,924	2.0

Total	$19,591

Under the Company’s two stock option and long term incentive plans, the Company withholds shares to satisfy minimum statutory federal, state and local tax withholding obligations arising from the vesting of restricted share units. During the year ended March 31, 2009, 296,860 shares were withheld upon the vesting of restricted share units.

The Company becomes entitled to an income tax deduction in an amount equal to the taxable income reported by the holders of the stock options and restricted share units when vesting or exercise occurs, the restrictions are released and the shares are issued. Restricted share units are forfeited if the employees terminate prior to vesting.

Stock appreciation rights

On February 2, 2004, an officer of the Company was granted 1,000,000 stock appreciation rights (“SARs”), which entitled the officer to receive cash equal to the amount by which the trading price of the Company’s common shares on the exercise notice date exceeds the SARs’ price of $5.20 multiplied by the number of SARs exercised. These SARs were not considered part of the Company’s stock option and long term incentive plans. On January 30, 2009, the officer exercised his remaining 850,000 SARs (150,000 SARs were previously exercised and expensed) and received $0.4 million in cash. Due to the decrease in the market price of its common shares during the year, the Company recorded a stock-based compensation benefit in the amount of $3.6 million in general and administration expenses in the consolidated statements of operations for the year ended March 31, 2009 (2008—decrease of expense of $1.7 million, 2007—increase of expense of $1.8 million). The Company has no stock-based compensation accrual at March 31, 2009 related to this award (March 31, 2008—$4.0 million).

On February 5, 2009, the same officer was granted an additional 850,000 SARs with an exercise price of $5.45 for consideration of a one-year extension of his employment agreement. The SARs vest over three years and expire after five years. These SARs were granted under the 2004 Plan. The Company measures compensation expense based on the fair value of the SARs, which is determined by using the Black-Scholes option-pricing model at each reporting date. For the year ended March 31, 2009, the following assumptions were used in the Black-Scholes option-pricing model: Volatility of 55%, Risk Free Rate of 1.7%, Expected Term of 4.9 years, and Dividend of 0%. At March 31, 2009, the market price of the Company’s common shares was $5.05 and the weighted average fair value of the SARs was $2.31. The compensation expense of $0.1 million in the period is calculated by using the fair value of the SARs, multiplied by the 850,000 SARs, amortized over the vesting period. At March 31, 2009, the Company has a stock-based compensation liability accrual in the amount of $0.1 million (March 31, 2008—nil) included in accounts payable and accrued liabilities on the consolidated balance sheets relating to these SARs.

During the year ended March 31, 2009, a non-employee was granted 250,000 SARs with an exercise price of $11.16, which entitles the non-employee to receive cash equal to the amount by which the trading price of common shares on the exercise notice date exceeds the SARs’ price of $11.16 multiplied by the number of SARs exercised. The SARs vest over a four-year period. The Company measures compensation cost based on the fair value of the SARs, which is determined by using the Black-Scholes option-pricing model at each reporting date. At March 31, 2009, the following assumptions were used in the Black-Scholes option-pricing model: Volatility of 55%, Risk Free Rate of 1.2%, Expected Remaining Term of 3.2 years, and Dividend of 0%. At March 31, 2009, the market price of the Company’s common shares was $5.05 and the weighted average fair value of the SARs was $0.87. In connection with these SARs, the Company recorded a stock-based compensation expense in the amount of $0.2 million included in direct operating expenses in the consolidated statements of operations for the year ended March 31, 2009. At March 31, 2009, the Company has a stock-based compensation liability accrual in the amount of $0.2 million (March 31, 2008—nil) included in accounts payable and accrued liabilities on the consolidated balance sheets relating to these SARs.

During the year ended March 31, 2009, a non-employee was granted 750,000 SARs with an exercise price of $9.56, which entitles the non-employee to receive cash equal to the amount by which the trading price of common shares on the exercise notice date exceeds the SARs’ price of $9.56 multiplied by the number of SARs exercised. The SARs vest over a three-year period based on the commencement of principal photography of certain production of motion pictures. The Company measures compensation cost based on the fair value of the SARs, which is determined by using the Black-Scholes option-pricing model at each reporting date. For the year ended March 31, 2009, the following assumptions were used in the Black-Scholes option-pricing model: Volatility of 55%, Risk Free Rate of 1.4% to 1.7%, Expected Remaining Term of 4.3 years, and Dividend of 0%. At March 31, 2009, the market price of the Company’s common shares was $5.05, the weighted average fair value of the SARs was $1.38. In March 2009, 250,000 of the SARs vested upon commencement of principal photography on a certain film. The weighted average fair value of these SARs on the date of vesting was $1.33. The Company recorded the fair value of the 250,000 vested SARs of $0.3 million in investment in films and television programs on the consolidated balance sheets. The increase in fair value of the 250,000 vested SARs from the vesting date to March 31, 2009 of less than $0.1 million was included in direct operating expenses in the consolidated statements of operations for the year ended March 31, 2009. In addition, the Company recorded a portion of the fair value of the remaining SARs, which represents the progress towards commencement of principal photography of the second production, of less than $0.1 million in investment in films and television programs on the consolidated balance sheets. At March 31, 2009, the Company has a stock-based compensation liability accrual in the amount of $0.4 million (March 31, 2008—nil) included in accounts payable and accrued liabilities on the consolidated balance sheets relating to these SARs.

Other share-based compensation

During the year ended March 31, 2009, as per the terms of an employment agreement, the Company granted the equivalent of $0.3 million in common shares to a certain officer on a quarterly basis through the term of his employment contract. For the year ended March 31, 2009, the Company issued 24,095 shares, net of shares withheld to satisfy minimum tax withholding obligations. The Company recorded stock-based compensation expense related to this arrangement in the amount of $0.5 million for the year ended March 31, 2009 (March 31, 2008—nil).

13.	Acquisitions and divestitures

Acquisition of TV Guide Network

On February 28, 2009, the Company purchased all of the issued and outstanding equity interests of TV Guide Network and TV Guide.com (collectively “TV Guide Network”), a network and online provider of entertainment and television guidance-related programming, as well as localized program listings and descriptions primarily in the U.S. The Company paid approximately $241.6 million for all of the equity interest of TV Guide Network, net of an anticipated working capital adjustment, assumed a capital lease obligation of $12.1 million and incurred approximately $1.6 million indirect transaction costs (paid to lawyers, accountants and other consultants).

The acquisition was accounted for as a purchase, with the results of operations of TV Guide Network included in the Company’s consolidated results from February 28, 2009. The acquisition goodwill represents the significant opportunity for the Company to expand the existing television channel and online media platforms. Goodwill of $155.1 million represents the excess of purchase price over the preliminary estimate of the fair value of the tangible and intangible assets acquired and liabilities assumed. Although the goodwill will not be amortized for financial reporting purposes, it is anticipated that substantially all of the goodwill will be deductible for federal tax purposes over the statutory period of 15 years. The preliminary allocation of the purchase price to the assets acquired and liabilities assumed based on their estimated fair values was as follows:

Preliminary
(amounts in thousands)	allocation

Accounts receivable, net	$14,505
Property and equipment	26,649
Other assets acquired	1,831
Finite-lived intangible assets:
Customer relationships	64,330
Trademarks/trade names	9,730
Internal Use Software	2,230
Prepaid Patent License Agreements	1,510
Goodwill	155,148
Capital lease obligation	(12,065)
Other liabilities	(20,710)

Total preliminary estimated purchase price including estimated transaction costs	$243,158

The following unaudited pro forma condensed consolidated statements of operations presented below illustrate the results of operations of the Company as if the acquisition of TV Guide Network as described above occurred at April 1, 2007, based on the preliminary purchase price allocation.

	Year	Year
	ended	ended
	March 31,	March 31,
(amounts in thousands, except per share amounts)	2009	2008

Revenues	$1,591,312	$1,503,709
Operating loss	$(129,834)	$(48,134)
Net loss	$(177,530)	$(90,656)
Basic Net Loss Per Common Share	$(1.52)	$(0.77)
Diluted Net Loss Per Common Share	$(1.52)	$(0.77)
Weighted average number of common shares outstanding—Basic	116,795	118,427
Weighted average number of common shares outstanding—Diluted	116,795	118,427

Acquisition of Mandate Pictures, LLC

On September 10, 2007, the Company purchased all of the membership interests in Mandate Pictures, LLC, a Delaware limited liability company (“Mandate Pictures”). Mandate Pictures is a worldwide independent film producer and distributor. The Mandate Pictures acquisition brought to the Company additional experienced management personnel working within the motion picture business segment. In addition, the Mandate Pictures acquisition added an independent film and distribution business to the Company’s motion picture business. The aggregate cost of the acquisition was approximately $128.8 million including liabilities assumed of $70.2 million with amounts paid or to be paid to the selling shareholders of approximately $58.6 million, comprised of $46.8 million in cash and 1,282,999 of the Company’s common shares, 169,879 of which were issued during the quarter ended March 31, 2008, another 169,879 which were issued during the quarter ended September 30, 2008 and the balance of 943,241 which were issued in March 2009. Of the $46.8 million cash portion of the purchase price, $0.9 million represented estimated direct transaction costs (paid to lawyers, accountants and other consultants). In addition, immediately prior to the transaction, the Company loaned Mandate Pictures $2.9 million. The value assigned to the shares for purposes of recording the acquisition was $11.8 million and was based on the average price of the Company’s common shares a few days prior and subsequent to the date of the closing of the acquisition, which is when it was publicly announced.

In addition, the Company may be obligated to pay additional amounts pursuant to the purchase agreement should certain films or derivative works meet certain target performance thresholds. Such amounts, to the extent they relate to films or derivative works of films identified at the acquisition date will be charged to goodwill if the target thresholds are achieved, and such amounts, to the extent they relate to other qualifying films produced in the future, will be accounted for similar to other film participation arrangements. The amount to be paid is the excess of the sum of the following amounts over the performance threshold (i.e., the “Hurdle Amount”):

•	80% of the earnings of certain films for the longer of five years from the closing or five years from the release of the pictures, plus

•	20% of the earnings of certain pictures which commence principal photography within five years from the closing date for a period up to ten years, plus

•	certain fees designated for derivative works which commence principal photography within seven years of the initial release of the original picture.

The Hurdle Amount is the purchase price of approximately $56 million plus an interest cost accruing until such hurdle is reached, and certain other costs the Company agreed to pay in connection with the acquisition. Accordingly, the additional consideration is the total of the above in excess of the Hurdle Amount. As of March 31, 2009, the total earnings and fees from identified projects in process are not projected to reach the Hurdle Amount. However, as additional projects are identified in the future and current projects are released in the market place, the total projected earnings and fees from these projects could increase causing additional payments to the sellers to become payable.

The acquisition was accounted for as a purchase, with the results of operations of Mandate Pictures included in the Company’s consolidated results from September 10, 2007. Goodwill of $36.8 million resulted from the excess of purchase price over the estimate of the fair value of the net identifiable tangible and intangible assets acquired. The $36.8 million of goodwill was assigned to the motion pictures reporting segment. Although the goodwill will not be amortized for financial reporting purposes, it is anticipated that substantially all of the goodwill will be deductible for federal tax purposes over the statutory period of 15 years. The allocation of the purchase price to the tangible and intangible assets acquired and liabilities assumed based on their fair values was as follows:

(amounts in thousands)	Allocation

Cash and cash equivalents	$3,952
Restricted cash	5,157
Accounts receivable, net	17,031
Investment in films and television programs	61,580
Definite life intangible assets	1,400
Other assets acquired	2,626
Goodwill	36,784
Accounts payable and accrued liabilities	(11,039)
Participations and residuals	(3,641)
Film obligations	(50,565)
Deferred revenue	(4,658)

Total	$58,627

The following unaudited pro forma condensed consolidated statement of operations presented below illustrate the results of operations of the Company as if the acquisition of Mandate as described above occurred at April 1, 2007, based on the preliminary purchase price allocation:

Year
ended
March 31,
(amounts in thousands, except per share amounts)	2008

Revenues	$1,382,289
Operating loss	$(63,516)
Net loss	$(91,233)
Basic Net Loss Per Common Share	$(0.76)
Diluted Net Loss Per Common Share	$(0.76)
Weighted average number of common shares outstanding—Basic	119,710
Weighted average number of common shares outstanding—Diluted	119,710

Acquisition of Debmar-Mercury, LLC

On July 3, 2006, the Company acquired all of the capital stock of Debmar-Mercury, LLC (“Debmar-Mercury”), a leading syndicator of film and television packages. Consideration for the Debmar-Mercury acquisition was $27.0 million, comprised of a combination of $24.5 million in cash paid on July 3, 2006 and $2.5 million in common shares of the Company issued in January 2008, and assumed liabilities of $10.5 million. Goodwill of $8.7 million resulted from the excess of the purchase price over the fair value of the net identifiable tangible and intangible assets acquired.

Pursuant to the purchase agreement, if the aggregate earnings before interest, taxes, depreciation and amortization, adjusted to add back 20% of the overhead expense (“Adjusted EBITDA”),

of Debmar-Mercury for the five-year period ending after the closing date exceeds the target amount, then up to 40% of the excess Adjusted EBITDA over the target amount is payable as additional consideration. The percentage payable of the excess Adjusted EBITDA over the target amount ranges from 20% of such excess up to an excess of $3 million, 25% of such excess over $3 million and less than $6 million, 30% of such excess over $6 million and less than $10 million and 40% of such excess over $10 million. The target amount is $32.2 million plus adjustments for interest on certain funding provided by the Company and adjustments for certain overhead and other items. If the Adjusted EBITDA of Debmar-Mercury is proportionately on track to exceed the target amount after three years from the date of closing, the Company will pay a recoupable advance against the five-year payment. As of March 31, 2009, this recoupable advance is not anticipated to be paid.

In addition, up to 40% (percentage is determined based on how much the cumulative Adjusted EBITDA exceeds the target amount) of Adjusted EBITDA of Debmar-Mercury generated subsequent to the five-year period from the assets existing as of the fifth anniversary date of the close is also payable as additional consideration on a quarterly basis (the “Continuing Earnout Payment”), unless the substitute earnout option is exercised by either the seller or the Company. The substitute earnout option is only available if the aggregate Adjusted EBITDA for the five year period ending after the closing date exceeds the target amount. Under the substitute earnout option, the seller can elect to receive an amount equal to $2.5 million in lieu of the Continuing Earnout Payments and the Company can elect to pay an amount equal to $15 million in lieu of the Continuing Earnout Payments.

Amounts paid, if any, under the above additional consideration provisions will be recorded as additional goodwill.

14.	Direct operating expenses

	Year	Year	Year
	ended	ended	ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Amortization of films and television programs	$458,757	$403,319	$241,640
Participations and residual expense	328,267	257,046	196,716
Other expenses:
Provision (benefit) for doubtful accounts	3,718	872	(1,473)
Foreign exchange losses (gains)	3,074	(313)	(949)

	$793,816	$660,924	$435,934

Other expenses consist of the provision (benefit) for doubtful accounts and foreign exchange gains and losses as shown in the table above. The benefit for doubtful accounts for the year ended March 31, 2007 is due to a reversal of the provision for doubtful accounts of $1.5 million, primarily due to the collection of accounts receivables that were previously reserved.

15.	Income taxes

The Company’s Canadian, UK, U.S., Australian and Hong Kong pretax income (loss) from continuing operations, net of intercompany eliminations, are as follows:

	Year ended	Year ended	Year ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Canada	$(6,011)	$(2,221)	$(1,131)
United Kingdom	(9,747)	(8,720)	(466)
United States	(155,734)	(73,557)	25,714
Australia	(744)	1,094	(965)
Hong Kong	(3,494)	–	–

	$(175,730)	$(83,404)	$23,152

The Company’s current and deferred income tax provision (benefits) are as follows:

	Year ended	Year ended	Year ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Current	$876	$4,820	$2,547
Deferred	1,848	(789)	5,133

	$2,724	$4,031	$7,680

CANADA
Current	$(590)	$458	$(758)
Deferred	513	(1,367)	–

	(77)	(909)	(758)

UNITED KINGDOM
Current	$–	$(56)	$–
Deferred	–	–	(784)

	–	(56)	(784)

UNITED STATES
Current	$1,569	$4,217	$3,305
Deferred	1,318	597	5,917

	2,887	4,814	9,222

AUSTRALIA
Current	$(103)	$201	$–
Deferred	17	(19)	–

	(86)	182	–

The differences between income taxes expected at U.S. statutory income tax rates and the income tax provision (benefit) are as set forth below:

	Year ended	Year ended	Year ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Income taxes (tax benefits) computed at Federal statutory rate of 35%	$(61,506)	$(29,372)	$8,104
Federal alternative minimum tax	(88)	–	494
Foreign and provincial operations subject to different income tax rates	1,455	(390)	500
State income tax	1,327	2,642	3,477
Change to the accrual for tax liability	(255)	51	(1,109)
Foreign income tax withholding	1,148	753	507
Deferred tax on goodwill amortization	1,318	534	–
Other	(3,704)	5,044	(3,461)
Increase (decrease) in valuation allowance	63,029	24,769	(832)

	$2,724	$4,031	$7,680

Although the Company is incorporated under Canadian law, the majority of its global operations are currently subject to tax in the U.S. As a result, the Company believes it is more appropriate to use the U.S. Federal statutory rate in its reconciliation of the statutory rate to its reported income tax rate.

The income tax effects of temporary differences between the book value and tax basis of assets and liabilities are as follows:

	March 31,	March 31,
(amounts in thousands)	2009	2008

Canada
Assets
Net operating losses	$8,079	$9,894
Property and equipment	774	1,009
Reserves	1,676	1,411
Other	5,340	1,746
Valuation allowance	(15,346)	(12,436)

	523	1,624
Liabilities
Investment in film and television obligations	(202)	(590)
Other	(321)	(471)

Net Canada	–	563

United Kingdom
Assets
Net operating losses	$5,875	$5,546
Property and equipment	61	58
Interest Payable	469	498
Other	36	31
Valuation Allowance	(5,235)	(4,129)

	1,206	2,004
Liabilities
Investment in film and television obligations	(1,206)	(2,004)

Net United Kingdom	–	–

United States
Assets
Net operating losses	$51,153	$28,310
Accounts payable	22,290	7,875
Other assets	64,541	33,559
Reserves	59,668	76,217
Valuation allowance	(130,246)	(64,181)

	67,406	81,780
Liabilities
Investment in film and television obligations	(11,323)	(48,493)
Accounts receivable	(1,193)	(1,887)
Subordinated notes	(20,947)	(26,792)
Other	(35,796)	(5,143)

Net United States	(1,853)	(535)

	March 31,	March 31,
(amounts in thousands)	2009	2008

Australia
Assets
Net operating losses	$223	$–
Property and equipment	1	–
Other	8
Valuation allowance	(232)	–

Liabilities Net Australia	–	–

Hong Kong
Assets
Net operating losses	$422	$–
Other	182	–
Valuation allowance	(604)	–

Liabilities Net Hong Kong	–	–

Total	$(1,853)	$28

Due to the uncertainty surrounding the timing of realizing the benefits of its deferred tax assets in future tax returns, the Company has recorded a valuation allowance against its deferred tax assets with the exception of deferred tax liabilities related to tax goodwill and certain foreign deferred tax assets. The total change in the valuation allowance was $66.1 million and $19.1 million for fiscal 2009 and fiscal 2008, respectively.

The deferred tax liabilities associated with tax goodwill cannot be considered a source of taxable income to support the realization of deferred tax assets, because these deferred tax liabilities will not reverse until some indefinite future period. As such, the Company has recorded a deferred tax liability as of March 31, 2009 and 2008 of $1.8 million and $0.5 million, respectively, arising from the Mandate Pictures and TV Guide Network acquisitions.

At March 31, 2009, the Company had U.S. net operating loss carryforwards of approximately $133.2 million available to reduce future federal income taxes which expire beginning in 2018 through 2028. At March 31, 2009, the Company had state net operating loss carryforwards of approximately $147.3 million available to reduce future state income taxes which expire in varying amounts beginning 2010. At March 31, 2009, the Company had Canadian loss carryforwards of $18.9 million which will expire beginning in 2010 through 2028, and $20.9 million of UK loss carryforwards available indefinitely to reduce future income taxes and $2.4 million of Hong Kong loss carryforwards available indefinitely to reduce future income taxes.

At March 31, 2009, the Company had U.S. Alternative Minimum Tax (“AMT”) credit carryforwards of approximately $2.0 million available to reduce future federal income tax, which begin to expire in 2011.

As a result of the adoption of SFAS No. 123(R), the Company recognizes tax benefits associated with the exercise of stock options and vesting of restricted share units directly to stockholders’ equity (deficiency) only when realized. Accordingly, deferred tax assets are not recognized for net operating loss carryforwards resulting from tax benefits occurring from April 1, 2006 onward. A tax benefit occurs when the actual tax benefit realized upon an employee’s disposition of a share-based award exceeds the deferred tax asset, if any, associated with the award. At March 31, 2009, deferred tax assets do not include $27.4 million of loss carryovers from stock-based compensation.

U.S. income taxes were not provided on undistributed earnings from Australian and UK subsidiaries. Those earnings are considered to be permanently reinvested in accordance with APB Opinion No. 23.

FASB Issued Interpretation No. 48. On July 13, 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109, (“FIN No. 48”). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with SFAS No. 109, and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN No. 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN No. 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN No. 48 is effective for fiscal years beginning after December 15, 2006.

The Company adopted the provisions of FIN 48 on April 1, 2007. Upon adoption, the Company recognized no adjustment in its balance of unrecognized tax benefits. As of April 1, 2007, the date of adoption, the Company’s unrecognized tax benefits totaled $0.5 million exclusive of associated interest and penalties.

The following table summarizes the changes to the gross unrecognized tax benefits for the years ended March 31, 2009 and 2008:

(amounts in millions)

Gross unrecognized tax benefits at April 1, 2007	$0.5
Increases in tax positions for prior years	–
Decreases in tax positions for prior years	–
Increases in tax positions for current year	–
Settlements	(0.5)
Lapse in statute of limitations	–

Gross unrecognized tax benefits at March 31, 2008	–
Increases in tax positions for prior years	–
Decreases in tax positions for prior years	–
Increases in tax positions for current year	–
Settlements	–
Lapse in statute of limitations	–

Gross unrecognized tax benefits at March 31, 2009	$–

The Company’s practice is to recognize interest and/or penalties related to income tax matters in income tax expense. For the years ended March 31, 2009 and 2008, interest and penalties were not significant. The Company is subject to taxation in the U.S. and various state and foreign jurisdictions. With a few exceptions, the Company is subject to income tax examination by U.S. and state tax authorities for the fiscal years ended March 31, 2004 and forward. However, to the extent allowed by law, the taxing authorities may have the right to examine prior periods where net operating losses (“NOLs”) were generated and carried forward, and make adjustments up to the amount of the NOLs. The Company’s fiscal years ended March 31, 2007 and forward are subject to examination by the UK tax authorities. The Company’s fiscal years ended March 31, 2005 and forward are subject to examination by the Canadian tax authorities. The Company’s fiscal years ended March 31, 2007 and forward are subject to examination by the Australian tax authorities. Currently, audits are occurring in various state and local tax jurisdictions.

The future utilization of the Company’s NOLs to offset future taxable income may be subject to a substantial annual limitation as a result of ownership changes that may have occurred previously or that could occur in the future.

16.	Government assistance

Tax credits earned for film and television production activity for the year ended March 31, 2009 totaled $39.4 million (2008—$15.0 million; 2007—$16.4 million) and are recorded as a reduction of the cost of the related film and television program. Accounts receivable at March 31, 2009 includes $37.2 million with respect to tax credits receivable (2008—$29.9 million).

The Company is subject to routine inquiries and review by regulatory authorities of its various incentive claims which have been received or are receivable. Adjustments of claims, if any, as a result of such inquiries or reviews, will be recorded at the time of such determination.

17.	Segment information

SFAS No. 131, Disclosures About Segments of an Enterprise and Related Information, requires the Company to make certain disclosures about each reportable segment. The Company’s reportable segments are determined based on the distinct nature of their operations and each segment is a strategic business unit that offers different products and services and is managed separately. The Company evaluates performance of each segment using segment profit (loss) as defined below. The Company has three reportable business segments: Motion Pictures, Television Production, and Media Networks.

Motion Pictures consists of the development and production of feature films, acquisition of North American and worldwide distribution rights, North American theatrical, home entertainment and television distribution of feature films produced and acquired, and worldwide licensing of distribution rights to feature films produced and acquired.

Television Production consists of the development, production and worldwide distribution of television productions including television series, television movies and mini-series and non-fiction programming.

Media Networks consists of TV Guide Network, one of the 30 most widely distributed general entertainment cable networks in the U.S., including TV Guide Network On Demand and TV Guide Online (www.tvguide.com), an online navigational tool and provider of television listings and video and other entertainment content (acquired in February 2009). The Media Network includes distribution revenue from multi-system cable operators and digital broadcast satellite providers (distributors generally pay a per subscriber fee for the right to distribute programming) and advertising revenue from the sale of advertising on its television channel and related online media platforms.

Segmented information by business is as follows:

	Year	Year	Year
	ended	ended	ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Segment revenues
Motion Pictures	$1,233,879	$1,150,518	$858,207
Television Production	222,173	210,521	118,533
Media Networks	10,322	–	–

	$1,466,374	$1,361,039	$976,740

Direct operating expenses
Motion Pictures	$613,339	$468,765	$328,117
Television Production	176,763	192,159	107,817
Media Networks	3,714	–	–

	$793,816	$660,924	$435,934

Distribution and marketing
Motion Pictures	$641,571	$619,003	$396,045
Television Production	26,149	16,663	8,365
Media Networks	1,837	–	–

	$669,557	$635,666	$404,410

General and administration
Motion Pictures	$49,643	$42,951	$31,139
Television Production	13,129	6,680	3,682
Media Networks	3,770	–	–

	$66,542	$49,631	$34,821

Segment profit (loss)
Motion Pictures	$(70,674)	$19,799	$102,906
Television Production	6,132	(4,981)	(1,331)
Media Networks	1,001	–	–

	$(63,541)	$14,818	$101,575

Acquisition of investment in films and television programs
Motion Pictures	$366,095	$323,504	$173,700
Television Production	187,913	122,210	123,449
Media Networks	4,269	–	–

	$558,277	$445,714	$297,149

Purchases of property and equipment amounted to $8.7 million, $3.6 million and $8.3 million for the fiscal year ended March 31, 2009, 2008, and 2007, respectively, all primarily pertaining to the corporate headquarters.

Segment profit (loss) is defined as segment revenue less segment direct operating, distribution and marketing and general and administration expenses. The reconciliation of total segment profit (loss) to the Company’s income before income taxes is as follows:

	Year	Year	Year
	ended	ended	ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Company’s total segment profit (loss)	$(63,541)	$14,818	$101,575
Less:
Corporate general and administration	(70,021)	(69,449)	(55,961)
Depreciation and amortization	(7,657)	(5,500)	(3,670)
Interest expense	(34,275)	(29,899)	(29,839)
Interest and other income	5,785	11,276	11,930
Gain on sale of equity securities	–	2,909	1,722
Gain on extinguishment of debt	3,023	–	–
Equity interests loss	(9,044)	(7,559)	(2,605)

Income (loss) before income taxes	$(175,730)	$(83,404)	$23,152

The following table sets forth significant assets as broken down by segment and other unallocated assets as of March 31, 2009 and 2008:

	March 31, 2009				March 31, 2008
	Motion	Television	Media		Motion	Television
(amounts in thousands)	Pictures	Production	Networks	Total	Pictures	Production	Total

Significant assets by segment
Accounts receivable	$148,625	$61,652	$16,733	$227,010	$193,810	$66,474	$260,284
Investment in films and television programs, net	570,985	131,037	745	702,767	540,527	68,415	608,942
Goodwill	210,293	13,961	155,148	379,402	210,570	13,961	224,531

	$929,903	$206,650	$172,626	$1,309,179	$944,907	$148,850	$1,093,757

Other unallocated assets (primarily cash, restricted investments, and finite-lived intangible assets)				358,071			443,170

Total assets				$1,667,250			$1,536,927

Revenue by geographic location, based on the location of the customers, with no other foreign country individually comprising greater than 10% of total revenue, is as follows:

	Year ended	Year ended	Year ended
	March 31,	March 31,	March 31,
(amounts in thousands)	2009	2008	2007

Canada	$71,925	$61,247	$15,667
United States	1,195,138	1,069,887	844,642
Other foreign	199,311	229,905	116,431

	$1,466,374	$1,361,039	$976,740

Assets by geographic location are as follows:

	March 31,	March 31,
(amounts in thousands)	2009	2008

Canada	$54,909	$44,943
United States	1,547,365	1,422,497
United Kingdom	60,737	67,651
Australia	3,372	1,836
Hong Kong	867	–

	$1,667,250	$1,536,927

Total amount of revenue from one customer representing greater than 10% of consolidated revenues for the year ended March 31, 2009 was $255.1 million (2008—$251.4 million; 2007—$214.7 million) and was included in the motion pictures reporting segment. Accounts receivable due from this customer was approximately 13% of consolidated gross accounts receivable at March 31, 2009. The total amount of gross accounts receivable due from this customer was approximately $52.4 million at March 31, 2009. Accounts receivable due from one customer was approximately 14% of consolidated gross accounts receivable at March 31, 2008. The total amount of gross accounts receivable due from this customer was approximately $57.3 million at March 31, 2008.

18.	Commitments and contingencies

Future commitments under contractual obligations as of March 31, 2009 are as follows:

	Year ended March 31,
	2010	2011	2012	2013	2014	Thereafter	Total

Future annual repayment of debt and other financing obligations as of March 31, 2009
Bank loans	$–	$–	$–	$–	$255,000	$–	$255,000
Production obligations[1]	96,833	65,157	29,988	–	23,733	–	215,711
Interest payments on subordinated notes and other financing obligations	11,494	11,437	9,173	3,032	2,936	3,821	41,893
Subordinated notes and other financing obligations[2]	826	883	250,363	4,726	1,078	73,840	331,716

	$109,153	$77,477	$289,524	$7,758	$282,747	$77,661	$844,320
Contractual commitments by expected repayment date
Film obligations[1]	$88,814	$–	$–	$–	$–	$–	$88,814
Distribution and marketing commitments[3]	40,989	25,200	–	–	–	–	66,189
Minimum guarantee commitments[4]	77,619	67,233	7,500	1,000	–	–	153,352
Production obligation commitments[4]	21,702	75,695	–	–	–	–	97,397
Operating lease commitments	11,966	11,364	7,564	5,546	5,171	3,642	45,253
Other contractual obligations	19,808	221	185	–	–	–	20,214
Employment and consulting contracts	32,958	18,806	7,529	1,700	1,193	–	62,186

	$293,856	$198,519	$22,778	$8,246	$6,364	$3,642	$533,405

Total future commitments under contractual obligations	$403,009	$275,996	$312,302	$16,004	$289,111	$81,303	$1,377,725

(1)	Film and production obligations include minimum guarantees, theatrical marketing obligations and production obligations as disclosed in Note 9. Repayment dates are based on anticipated delivery or release date of the related film or contractual due dates of the obligation.

(2)	Subordinated notes and other financing obligations reflect the principal amounts of our October 2004 2.9375% Notes and our February 2005 3.625% Notes and other financing obligations with a carrying amount of $15.7 million as of March 31, 2009. The combined carrying value of our subordinated notes was $265.8 million as of March 31, 2009. The difference between the carrying value and the principal amounts is being amortized as a non-cash charge to interest expense over the expected life of the Notes.

(3)	Distribution and marketing commitments represent contractual commitments for future expenditures associated with distribution and marketing of films which the Company will distribute. The payment dates of these amounts are primarily based on the anticipated release date of the film.

(4)	Minimum guarantee commitments represent contractual commitments related to the purchase of film rights for future delivery. Production obligation commitments represent amounts committed for future film production and development to be funded through production financing and recorded as a production obligation liability. Future payments under these obligations are based on anticipated delivery or release dates of the related film or contractual due dates of the obligation. The amounts include future interest payments associated with the obligations.

Operating Leases. The Company has operating leases for offices and equipment. The Company incurred rental expense of $9.6 million during the year ended March 31, 2009 (2008—$6.2 million; 2007—$4.7 million). The Company earned sublease income of $0.5 million during the year ended March 31, 2009 (2008—$0.5 million; 2007—$0.3 million).

Contingencies. The Company is from time to time involved in various claims, legal proceedings and complaints arising in the ordinary course of business. The Company does not believe that adverse decisions in any such pending or threatened proceedings, or any amount which the Company might be required to pay by reason thereof, would have a material adverse effect on the financial condition or future results of the Company.

The Company has provided an accrual for estimated losses under the above matters as of March 31, 2009, in accordance with SFAS No. 5, Accounting for Contingencies.

19.	Financial instruments

(a)	Credit risk

Concentration of credit risk with the Company’s customers is limited due to the Company’s customer base and the diversity of its sales throughout the world. The Company performs ongoing credit evaluations and maintains a provision for potential credit losses. The Company generally does not require collateral for its trade accounts receivable. Accounts receivable include amounts receivable from Canadian governmental agencies in connection with government assistance for productions as well as amounts due from customers. Amounts receivable from governmental agencies amounted to 16.4% of accounts receivable, net at March 31, 2009 (2008—11.5%).

(b)	Forward contracts

The Company enters into forward foreign exchange contracts to hedge its foreign currency exposures on future production expenses denominated in Canadian dollars and European Euros. As of March 31, 2009, the Company had outstanding forward foreign exchange contracts to buy Euro$0.5 million in exchange for US$0.6 million over a period of four weeks at a weighted average exchange rate of US$1.28. Changes in the fair value representing a net unrealized fair value gain on foreign exchange contracts that qualified as effective hedge contracts outstanding during the year ended March 31, 2009 amounted to $0.1 million and are included in accumulated other comprehensive income (loss), a separate component of shareholders’ equity (deficiency). During the year ended March 31, 2009, the Company completed foreign exchange contracts denominated in Canadian dollars and European Euros, including a contract that did not qualify as an effective hedge. The net gains resulting from the completed contracts were $0.1 million. These contracts are entered into with a major financial institution as counterparty. The Company is exposed to credit loss in the event of nonperformance by the counterparty, which is limited to the cost of replacing the contracts, at current market rates. The Company does not require collateral or other security to support these contracts.

20.	Supplementary cash flow statement information

(a) Interest paid during the fiscal year ended March 31, 2009 amounted to $14.5 million (2008 —$12.1 million; 2007—$15.0 million).

(b) Income taxes paid during the fiscal year ended March 31, 2009 amounted to $5.3 million (2008—$4.8 million; 2007—$3.5 million).

(c) During the fiscal year ended March 31, 2008 the Company received $16.7 million from the sale of the Company’s investments in equity securities available-for-sale, that were receivable at March 31, 2007.

21.	Quarterly financial data (unaudited)

Certain quarterly information is presented below:

	First	Second	Third	Fourth
(amounts in thousands, except per share amounts)	quarter	quarter	quarter	quarter

2009
Revenues	$298,459	$380,718	$324,027	$463,170
Direct operating expenses	$147,684	$199,626	$218,451	$228,055
Net income (loss)	$3,519	$(51,814)	$(97,731)	$(32,428)
Basic income (loss) per share	$0.03	$(0.44)	$(0.84)	$(0.28)
Diluted income (loss) per share	$0.03	$(0.44)	$(0.84)	$(0.28)

(Amounts in thousands, except per share amounts)
2008
Revenues	$198,742	$351,744	$299,008	$511,545
Direct operating expenses	$86,896	$184,172	$139,678	$250,178
Net income (loss)	$(56,304)	$(61,323)	$3,910	$26,282
Basic income (loss) per share	$(0.48)	$(0.51)	$0.03	$0.22
Diluted income (loss) per share	$(0.48)	$(0.51)	$0.03	$0.22

22.	Consolidating financial information

In October 2004, the Company sold $150.0 million of the 2.9375% Notes through LGEI. The 2.9375% Notes, by their terms, are fully and unconditionally guaranteed by the Company.

In February 2005, the Company sold $175.0 million of the 3.625% Notes through LGEI. The 3.625% Notes, by their terms, are fully and unconditionally guaranteed by the Company.

The following tables present condensed consolidating financial information as of March 31, 2009 and 2008 and for the years ended March 31, 2009, 2008 and 2007 for (1) the Company, on a stand-alone basis, (2) LGEI, on a stand-alone basis, (3) the non-guarantor subsidiaries of the

Company (including the subsidiaries of LGEI), on a combined basis (collectively, the “Other Subsidiaries”) and (4) the Company, on a consolidated basis.

	As of March 31, 2009
	Lions Gate	Lions Gate
	Entertainment	Entertainment	Other	Consolidating	Lions Gate
(amounts in thousands)	Corp.	Inc.	subsidiaries	adjustments	consolidated

Balance sheet
Assets
Cash and cash equivalents	$13,253	$88,962	$36,260	$–	$138,475
Restricted cash	–	10,056	–	–	10,056
Restricted investments	–	6,987	–	–	6,987
Accounts receivable, net	113	3,737	223,160	–	227,010
Investment in films and television programs, net	2	6,761	695,653	351	702,767
Property and equipment, net	–	15,014	27,401	–	42,415
Finite-lived intangible assets, net	–	–	78,904	–	78,904
Goodwill	10,173	–	369,229	–	379,402
Other assets	1,608	413,484	1,812	(335,670)	81,234
Investment in subsidiaries	105,374	753,565	–	(858,939)	–

	$130,523	$1,298,566	$1,432,419	$(1,194,258)	$1,667,250

Liabilities and shareholders’ equity (deficiency)
Bank loans	$–	$255,000	$–	$–	$255,000
Accounts payable and accrued liabilities	821	12,289	257,451	–	270,561
Participations and residuals	152	472	371,251	(18)	371,857
Film and production obligations	63	–	304,462	–	304,525
Subordinated notes and other financing obligations	–	265,805	15,716	–	281,521
Deferred revenue	–	385	141,708	–	142,093
Intercompany payables (receivables)	(232,191)	672,480	(73,947)	(366,342)	–
Intercompany equity	319,985	93,217	574,579	(987,781)	–
Shareholders’ equity (deficiency)	41,693	(1,082)	(158,801)	159,883	41,693

	$130,523	$1,298,566	$1,432,419	$(1,194,258)	$1,667,250

	Year ended March 31, 2009
	Lions Gate	Lions Gate
	Entertainment	Entertainment	Other	Consolidating	Lions Gate
(amounts in thousands)	Corp.	Inc.	subsidiaries	adjustments	consolidated

Statement of operations
Revenues	$560	$24,810	$1,475,631	$(34,627)	$1,466,374
EXPENSES:
Direct operating	712	–	796,770	(3,666)	793,816
Distribution and marketing	8	2,374	667,229	(54)	669,557
General and administration	1,584	67,734	67,243	2	136,563
Depreciation and amortization	–	3,889	3,768	–	7,657

Total expenses	2,304	73,997	1,535,010	(3,718)	1,607,593

Operating loss	(1,744)	(49,187)	(59,379)	(30,909)	(141,219)

Other expenses (income):
Interest expense	14	32,707	1,554	–	34,275
Interest and other income	(229)	(4,022)	(1,534)	–	(5,785)
Gain on extinguishment of debt	–	(3,023)	–	–	(3,023)

Total other expenses (income)	(215)	25,662	20	–	25,467

Income (loss) before equity interests and income taxes	(1,529)	(74,849)	(59,399)	(30,909)	(166,686)
Equity interests income (loss)	(176,919)	(87,022)	(6,150)	261,047	(9,044)

Income (loss) before income taxes	(178,448)	(161,871)	(65,549)	230,138	(175,730)
Income tax provision (benefit)	6	1,374	1,344	–	2,724

Net income (loss)	$(178,454)	$(163,245)	$(66,893)	$230,138	$(178,454)

	Year ended March 31, 2009
	Lions Gate	Lions Gate
	Entertainment	Entertainment	Other	Consolidating	Lions Gate
(amounts in thousands)	Corp.	Inc.	subsidiaries	adjustments	consolidated

Statement of cash flows
Net cash flows provided by (used in) operating activities	$56,435	$(256,846)	$98,505	$–	$(101,906)

Investing activities:
Purchases of investments—auction rate securities	–	(13,989)	–	–	(13,989)
Proceeds from the sale of investments—auction rate securities	–	14,000	–	–	14,000
Acquisition of TV Guide, net of unrestricted cash acquired	–	(243,158)	–	–	(243,158)
Investment in equity method investees	–	–	(18,031)	–	(18,031)
Increase in loan receivables	–	(3,767)	(25,000)		(28,767)
Purchases of property and equipment	–	(7,549)	(1,125)	–	(8,674)

Net cash flows provided by (used in) investing activities	–	(254,463)	(44,156)	–	(298,619)

Financing activities:
Exercise of stock options	2,894	–	–	–	2,894
Tax withholding requirements on equity awards	(3,734)	–	–	–	(3,734)
Repurchase and cancellation of common shares	(44,968)	–	–	–	(44,968)
Borrowings under bank loan	–	255,000	–	–	255,000
Increase in production obligations	–	–	189,858		189,858
Repayment of production obligations	–	–	(222,034)		(222,034)
Repayment of subordinated notes and other financing obligations		(5,310)	(67)		(5,377)

Net cash flows provided by (used in) financing activities	(45,808)	249,690	(32,243)	–	171,639

Net change in cash and cash equivalents	10,627	(261,619)	22,106	–	(228,886)

Foreign exchange effects on cash	(1,848)	–	(2,380)	–	(4,228)
Cash and cash equivalents—beginning of period	4,474	350,581	16,534	–	371,589

Cash and cash equivalents—end of period	$13,253	$88,962	$36,260	$–	$138,475

	As of March 31, 2008
	Lions Gate	Lions Gate
	Entertainment	Entertainment	Other	Consolidating	Lions Gate
(amounts in thousands)	Corp.	Inc.	subsidiaries	adjustments	consolidated

Balance sheet
Assets
Cash and cash equivalents	$4,474	$350,581	$16,534	$–	$371,589
Restricted cash	–	10,300	–	–	10,300
Restricted investments	–	6,927	–	–	6,927
Accounts receivable, net	344	–	260,635	(695)	260,284
Investment in films and television programs, net	871	6,683	601,246	142	608,942
Property and equipment, net	–	12,428	1,185	–	13,613
Finite-lived intangible assets	–	–	2,317	–	2,317
Goodwill	10,173	–	214,358	–	224,531
Other assets	1,983	267,239	1,900	(232,698)	38,424
Investment in subsidiaries	264,329	594,542	–	(858,871)	–

	$282,174	$1,248,700	$1,098,175	$(1,092,122)	$1,536,927

Liabilities and shareholders’ equity (deficiency)
Accounts payable and accrued liabilities	$540	$31,920	$212,980	$(3)	$245,437
Participations and residuals	187	1,567	384,228	(136)	385,846
Film and production obligations	78	–	277,938	–	278,016
Subordinated notes and other financing obligations	–	257,801	3,718	–	261,519
Deferred revenue	–	1,026	110,484	–	111,510
Intercompany payables (receivables)	(293,215)	852,748	(218,788)	(340,745)	–
Intercompany equity	319,985	93,217	329,597	(742,799)	–
Shareholders’ equity (deficiency)	254,599	10,421	(1,982)	(8,439)	254,599

	$282,174	$1,248,700	$1,098,175	$(1,092,122)	$1,536,927

	Year ended March 31, 2008
	Lions Gate	Lions Gate
	Entertainment	Entertainment	Other	Consolidating	Lions Gate
(amounts in thousands)	Corp.	Inc.	subsidiaries	adjustments	consolidated

Statement of operations
Revenues	$397	$14,312	$1,363,872	$(17,542)	$1,361,039
Expenses:
Direct operating	254	–	662,507	(1,837)	660,924
Distribution and marketing	–	1,969	634,011	(314)	635,666
General and administration	1,182	68,407	49,491	–	119,080
Depreciation and amortization	–	2	5,498	–	5,500

Total expenses	1,436	70,378	1,351,507	(2,151)	1,421,170

Operating income (loss)	(1,039)	(56,066)	12,365	(15,391)	(60,131)

Other expenses (income):
Interest expense	–	29,235	664	–	29,899
Interest and other income	(275)	(10,684)	(317)	–	(11,276)
Gain on sale of equity securities	–	–	(2,909)	–	(2,909)

Total other expenses (income)	(275)	18,551	(2,562)	–	15,714

Income (loss) before equity interests and income taxes	(764)	(74,617)	14,927	(15,391)	(75,845)
Equity interests income (loss)	(87,320)	(10,385)	(5,896)	96,042	(7,559)

Income (loss) before income taxes	(88,084)	(85,002)	9,031	80,651	(83,404)
Income tax provision (benefit)	(649)	422	4,258	–	4,031

Net income (loss)	$(87,435)	$(85,424)	$4,773	$80,651	$(87,435)

	Year ended March 31, 2008
	Lions Gate	Lions Gate
	Entertainment	Entertainment	Other	Consolidating	Lions Gate
(amounts in thousands)	Corp.	Inc.	subsidiaries	adjustments	consolidated

Statement of cash flows
Net cash flows provided by (used in) operating activities	$29,821	$124,361	$(66,878)	$1,846	$89,150

Investing activities:
Purchases of investments—auction rate securities	–	(229,262)	–	–	(229,262)
Proceeds from the sale of investments—auction rate securities	–	466,641	–	–	466,641
Purchases of investments—equity securities	–	–	(4,836)	–	(4,836)
Proceeds from the sale of investments—equity securities	–	16,343	7,812	–	24,155
Acquisition of Mandate, net of unrestricted cash acquired	–	(45,157)	3,952	–	(41,205)
Acquisition of Maple, net of unrestricted cash acquired	–	–	1,753	–	1,753
Investment in equity method investees	–	(3,099)	(3,361)	–	(6,460)
Increase in loan receivables	–	(5,895)	–	–	(5,895)
Purchases of property and equipment	–	(1,200)	(2,408)	–	(3,608)

Net cash flows provided by (used in) investing activities	–	198,371	2,912	–	201,283

Financing activities:
Exercise of stock options	1,251	–	–	–	1,251
Tax withholding requirements on equity awards	(5,319)	–	–	–	(5,319)
Repurchases of common shares	(22,260)	–	–	–	(22,260)
Borrowings under financing arrangements	–	–	3,718	–	3,718
Increase in production obligations	–	–	162,400	–	162,400
Repayment of production obligations	–	–	(111,357)	–	(111,357)

Net cash flows provided by (used in) financing activities	(26,328)	–	54,761	–	28,433

Net change in cash and cash equivalents	3,493	322,732	(9,205)	1,846	318,866

Foreign exchange effects on cash	(927)	(498)	4,497	(1,846)	1,226
Cash and cash equivalents—beginning of period	1,908	28,347	21,242	–	51,497

Cash and cash equivalents—end of period	$4,474	$350,581	$16,534	$–	$371,589

	Year ended March 31, 2007
	Lions Gate	Lions Gate
	Entertainment	Entertainment	Other	Consolidating	Lions Gate
(amounts in thousands)	Corp.	Inc.	subsidiaries	adjustments	consolidated

Statement of operations
Revenues	$–	$13,717	$971,583	$(8,560)	$976,740
Expenses:
Direct operating	–	1,389	434,545	–	435,934
Distribution and marketing	84	769	403,557	–	404,410
General and administration	1,221	55,511	34,050	–	90,782
Depreciation and amortization	–	25	3,645	–	3,670

Total expenses	1,305	57,694	875,797	–	934,796

Operating income (loss)	(1,305)	(43,977)	95,786	(8,560)	41,944

Other expenses (income):
Interest expense	118	29,615	106	–	29,839
Interest and other income	(174)	(12,020)	264	–	(11,930)
Gain on sale of equity securities	–	(1,722)	–	–	(1,722)

Total other expenses (income)	(56)	15,873	370	–	16,187

Income (loss) before equity interests and income taxes	(1,249)	(59,850)	95,416	(8,560)	25,757
Equity interests income (loss)	16,771	83,470	(2,604)	(100,242)	(2,605)

Income (loss) before income taxes	15,522	23,620	92,812	(108,802)	23,152
Income tax provision (benefit)	50	604	7,026	–	7,680

Net income (loss)	$15,472	$23,016	$85,786	$(108,802)	$15,472

	Year ended March 31, 2007
	Lions Gate	Lions Gate
	Entertainment	Entertainment	Other	Consolidating	Lions Gate
(amounts in thousands)	Corp.	Inc.	subsidiaries	adjustments	consolidated

Statement of cash flows
Net cash flows provided by (used in) operating activities	$(8,739)	$129,702	$(62,383)	$1,147	$59,727

Investing activities:
Purchases of investments—auction rate securities	–	(865,750)	–	–	(865,750)
Proceeds from the sale of investments—auction rate securities	–	795,448	–	–	795,448
Purchases of investments—equity securities	–	–	(122)	–	(122)
Proceeds from the sale of investments—equity securities	–	390	–	–	390
Acquisition of Redbus, net of unrestricted cash acquired	–	(45)	–	45	–
Acquisition of Debmar, net of unrestricted cash acquired	–	(24,722)	603	–	(24,119)
Investment in equity method investees	–	(5,116)	–	–	(5,116)
Purchases of property and equipment	–	(3,175)	(5,173)	–	(8,348)

Net cash flows provided by (used in) investing activities	–	(102,970)	(4,692)	45	(107,617)

Financing activities:
Exercise of stock options	4,222	–	–	55	4,277
Increase in production obligations	–	–	97,083	–	97,083
Repayment of production obligations	–	–	(48,993)	–	(48,993)

Net cash flows provided by (used in) financing activities	4,222	–	48,090	55	52,367

Net change in cash and cash equivalents	(4,517)	26,732	(18,985)	1,247	4,477

Foreign exchange effect on cash	(116)	1,615	(210)	(1,247)	42
Cash and cash equivalents—beginning of period	6,541	–	40,437	–	46,978

Cash and cash equivalents—end of period	$1,908	$28,347	$21,242	$–	$51,497

23. Related party transactions

Ignite, LLC transactions

In February 2001, the Company entered into an agreement with Ignite, LLC (“Ignite”), a company, in which Michael Burns, the Company’s Vice Chairman and a director, owns approximately a 31% interest, and Hardwick Simmons, a director of the Company, owns approximately a 12% interest. The agreement terminated pursuant to its terms in February 2003 and was not renewed. The agreement provided that Ignite will be paid a producer fee and a percentage of adjusted gross receipts for projects which commenced production during the term of the agreement and which were developed through a development fund financed by Ignite. During the year ended March 31, 2009, less than $0.1 million was paid to Ignite under this agreement (2008—less than $0.1 million, 2007—$0.1 million).

The Company entered into an agreement with Ignite effective as of March 31, 2006. Under the agreement, in consideration for Ignite disclaiming all of its rights and interests in and to the motion picture Employee of the Month, Ignite was entitled to box office bonuses if certain thresholds were met. During the year ended March 31, 2009, the Company did not make any payments to Ignite under this agreement (2008—nil, 2007—$0.3 million).

In January 2008, the Company entered into a distribution agreement with Ignite in which the Company’s international division would represent, on a sales agency basis, a library of restored feature films, known as the Ignite Library, in Asia and the Far East, Eastern Europe and the Middle East. During the year ended March 31, 2009, the Company did not make any payments to Ignite under this agreement (2008—nil).

In May 2008, LGF entered into a sales agreement with Ignite for international distribution rights to the film Shrink. Among other things, the agreement provides that if LGF has not received a certain percentage of gross receipts in respect of its distribution fee after one year, then Ignite shall pay LGF the difference between the amount of the distribution fee actually received by LGF and the percentage received of gross receipts. No amount was paid to Ignite under this agreement during the year ended March 31, 2009 (2008—nil).

Sobini Films

In November 2002, the Company entered into a distribution agreement with Sobini Films (“Sobini Films”), a company owned by Mark Amin, a director of the Company, for international distribution rights to the film The Prince and Me. During the year ended March 31, 2009, the Company paid $0.1 million to Sobini Films in connection with profit participation under this agreement (2008—nil, 2007—$0.1 million).

In March 2006, the Company entered into three distribution agreements with Sobini Films, under which the Company acquired certain distribution rights to the films The Prince and Me II, Streets of Legend and Peaceful Warrior. Scott Paterson, a director of the Company, is also an investor in Peaceful Warrior. The Company was required to pay a home video advance in the amount equal to 50% of Sobini Films’ projected share of adjusted gross receipts from the Company’s initial home video release of Streets of Legend. During the year ended March 31, 2009, the Company paid $0.5 million to Sobini Films under these three distribution agreements (2008—$0.1 million, 2007—$0.7 million).

In April 2006, the Company entered into a development agreement with Sobini Films related to the film Sanctuary. The agreement provides that the parties are to evenly split development costs, up to a cap of $75,000 for the Company. Any amount above the Company’s cap will be paid by Sobini Films. Each of the Company and Sobini Films has the right (but not the obligation) to move forward with the project. If one chooses to move forward and the other does not, the latter shall be entitled to reimbursement of all monies contributed to the project. During the year ended March 31, 2009, the Company did not make any payments to Sobini Films under the development agreement (2008—nil, 2007—$0.1 million).

In March 2007, the Company and Sobini Films entered into a termination agreement with respect to the film Peaceful Warrior. Under the termination agreement, Sobini Films agreed to pay the Company a one-time, non-recoupable payment in the amount of $386,000, with such payment to be deferred (subject to a personal guarantee letter from the director that owns Sobini Films and payment of any interest incurred by the Company). In exchange, Sobini Films is entitled to most future rights with respect to the film. During the year ended March 31, 2009, Sobini Films did not make any payments to the Company under the termination agreement (2008—nil, 2007—nil).

In August 2006, the Company entered into a Right of First Refusal Agreement (the “ROFR Agreement”) with Sobini Films and Mr. Amin, granting the Company first look rights with respect to motion pictures produced by Sobini Films or the director. Under the ROFR Agreement, the Company had a first look with respect to worldwide distribution rights in any motion picture produced by Sobini Films or Mr. Amin (other than as a producer for hire) alone or in conjunction with others to the extent that Sobini Films or Mr. Amin controlled the licensing of such distribution rights during the term of the ROFR Agreement. The ROFR Agreement was subject to an indefinite, rolling 12-month term until terminated. During the term of the ROFR Agreement, the Company paid to Sobini Films the amount of $250,000 per year. The Company was entitled to recoup the payment in the form of a production fee payable out of the budget of two “Qualifying Pictures” (as defined in the ROFR Agreement) annually that the Company choose to distribute under the Agreement. During the year ended March 31, 2009, the Company paid $0.2 million to Sobini Films under the ROFR Agreement (2008—$0.3 million, 2007—$0.2 million).

On December 20, 2007, the Company entered into an amendment to the ROFR Agreement (the “Amendment”). Under the terms of the Amendment, until December 31, 2008, Sobini Films would pay the Company a five (5%) percent fee on all of Sobini Films’ international sales of motion pictures for annual sales of up to $10 million a mutually negotiated fee of less then five percent if annual international sales of motion pictures exceed $10 million for less than or equal to five motion pictures, and a mutually negotiated fee of greater than five percent if annual international sales of motion pictures exceed $10 million for greater than five motion pictures. The Company would be responsible for all servicing/delivery and contract execution/collection issues, while Sobini Films would be responsible for all sales and negotiation of deal terms for all Sobini Films’ motion pictures, and will assist the Company in any collection problems. On December 31, 2008, the ROFR Agreement terminated by its terms. During the year ended March 31, 2009, the Company was not paid any amounts under the Amendment (2008—nil).

In November 2008, LGF entered into an agreement with Sobini Films pursuant to which LGF may acquire North American distribution rights to the motion picture Burning Bright. Under the agreement, if LGF and Sobini Films agree to certain terms of distribution, LGF acquires such rights pursuant to such negotiated terms. If LGF and Sobini Films do not agree to the terms of distribution, Sobini Films may enter into a distribution arrangement with a third party. In the event Sobini Films agrees with such third party to distribute the picture, LGF shall be entitled to receive, among other things, a fee of $350,000 and 5% of all revenues received by Sobini Films. If no third party distribution arrangement is made, however, the distribution rights to the picture revert back to LGF pursuant to which, among other things, Sobini Films will receive $350,000 and LGF will be entitled to a 15% distribution fee.

Cerulean, LLC transactions

In December 2003 and April 2005, the Company entered into distribution agreements with Cerulean, LLC (“Cerulean”), a company in which Jon Feltheimer, the Company’s Chief Executive Officer and Co-Chairman of the Company’s Board of Directors, and Michael Burns, the Company’s Vice Chairman and a director, each hold a 28% interest. Under the agreements, the Company obtained rights to distribute certain titles in home video and television media and Cerulean is entitled to receive royalties. During the year ended March 31, 2009, the Company paid only a nominal amount to Cerulean under these agreements (2008—nominal, 2007—nominal).

Icon International transactions

In March 2006, the Company entered into purchase and vendor subscription agreements with Icon International, Inc. (“Icon”), a company which directly reports to Omnicom Group, Inc. Daryl Simm, a director of the Company, is the Chairman and Chief Executive Officer of Omnicom Media Group, a division of Omnicom Group, Inc. Under the purchase agreement, the Company agreed to transfer title to certain excess CDs in inventory to Icon for liquidation purposes. In return, Icon agreed to pay the Company approximately $0.7 million. The Company received the $0.7 million payment in March 2006. Under the vendor subscription agreement, the Company agreed to purchase approximately $4.1 million in media advertising through Icon. During the year ended March 31, 2009, the Company did not make any payments to Icon under the vendor subscription agreement (2008—nil, 2007—$5.0 million).

In January 2007, the Company and Icon entered into a vendor subscription agreement (the “Vendor Agreement”) with a term of five years. Under the Vendor Agreement, the Company agreed to purchase media advertising through Icon and Icon agreed to reimburse the Company for certain operating expenses as follows: (1) $763,958 during the first year of the term; (2) $786,013 during the second year of the term; (3) $808,813 during the third year of the term; (4) $832,383 during the fourth year of the term; and (5) $856,750 during the fifth year of the term (collectively, the “Minimum Annual Payment Amounts”) or at the Company’s option, the Company could elect that Icon reimburse the Company for certain operating expenses in the following amounts: (a) $1,145,936 during the first year of the term; (b) $1,179,019 during the second year of the term; (c) $1,213,219 during the third year of the term; (d) $1,248,575 during the fourth year of the term; and (e) $1,285,126 during the fifth year of the term (collectively, the “Supplemental Annual Payment Amounts”). The Company elected to be reimbursed for the Supplemental Annual Payment Amount for the first year of the term. In exchange, the Company agreed to purchase media advertising through Icon of approximately $5.6 million per year (if the Company elects to be reimbursed for the Minimum Annual Payment Amount) or approximately $8.4 million per year (if the Company elects to be reimbursed for the Supplemental Annual Payment Amount) for the five-year term. The actual amount of media advertising to be purchased is determined using a formula based upon values assigned to various types of advertising, as set forth in the Vendor Agreement. For accounting purposes, the operating expenses incurred by the Company will continue to be expensed in full and the reimbursements from Icon of such expenses will be treated as a discount on media advertising and will be reflected as a reduction of advertising expense as the media advertising costs are incurred by the Company. The Vendor Agreement may be terminated by the Company effective as of any Vendor Agreement year end with six months notice. During the year ended March 31, 2009, Icon paid $1.2 million to the Company under the Vendor Agreement (2008—$1.4 million, 2007—nil). During the year ended March 31, 2009, the Company incurred $10.9 million in media advertising expenses with Icon under the Vendor Agreement (2008—$8.8 million, 2007—nil).

Other transactions

The Company recognized $2.7 million in revenue pursuant to the library and output agreement with Maple Pictures during the period from April 1, 2007 to July 17, 2007, the period in which Maple Pictures was an equity method investment (2007—$12.9 million) (see Note 7).

During the year ended March 31, 2009, the Company recognized $2.9 million in revenue pursuant to the five-year license agreement with Horror Entertainment, LLC (2008—$1.8 million, 2007—$0.7 million).

During the year ended March 31, 2009, the Company recognized $4.7 million in distribution and marketing expenses paid to Roadside Attractions, LLC in connection with the release of certain theatrical titles
(2008—$3.9 million, 2007—nil). During the year ended March 31, 2009, the Company made $0.3 million in participation payments to Roadside Attractions, LLC in connection with the distribution of certain theatrical titles (2008—nil, 2007—nil).

During the year ended March 31, 2009, the Company recognized $0.6 million in interest income associated with a $6.8 million note receivable from Break.com, see Note 7 (2008—$0.2 million, 2007—nil).

24. Subsequent events (unaudited)

Refinancing exchange

On April 20, 2009, the Company entered into Refinancing Exchange Agreements with certain existing holders of the 3.625% Notes due 2025. Pursuant to the terms of the Refinancing Exchange Agreements, holders of the 3.625% Notes exchanged approximately $66.6 million aggregate principal amount of the 3.625% Notes for new 3.625% convertible senior subordinated secured notes due 2025 (“New 3.625% Notes”) that will be issued by the Company in the same aggregate principal amount under a new indenture entered into by the LGEI, the Company, as guarantor, and an indenture trustee thereunder.

The Company will pay interest on the New 3.625% Notes on March 15 and September 15 of each year, beginning on September 15, 2009. The New 3.625% Notes will mature on March 15, 2025.

The New 3.625% Notes may be converted into common shares of the Company at any time before maturity, redemption or repurchase. In addition, under certain circumstances upon a “change in control”, the holders of the New 3.625% Notes will be entitled to receive a make whole premium. The initial conversion rate of the New 3.625% Notes is 121.2121 common shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $8.25 per common share) subject to adjustment in certain circumstances.

On or after March 15, 2015, the Company may redeem the New 3.625% Notes, in whole or in part, at a price equal to 100% of the principal amount of the New 3.625% Notes to be redeemed, plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of redemption. The Company may be required to repurchase the New 3.625% Notes on March 15, 2015, 2018 and 2023 or upon a “designated event”, at a price equal to 100% of the principal amount of the New 3.625% Notes to be repurchased plus accrued and unpaid interest and additional interest, if any, to, but excluding, the date of repurchase. Such dates are in each case as of a date three years later than the corresponding dates in the 3.625% Notes.

The Company will fully and unconditionally guarantee the payment of principal and interest on the New 3.625% Notes and amounts payable upon repurchase on an unsecured senior subordinated basis. The New 3.625% Notes and related guarantee will be subordinated in right of payment to the prior payment in full of the Company’s senior debt.

As a result of the exchange transaction, the Company recorded a gain on extinguishment of debt of $7.5 million for the three months ended June 30, 2009.

Sale of TV Guide Network interest

On May 28, 2009, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with One Equity Partners (“OEP”), the global private equity investment arm of JPMorgan Chase, pursuant to which OEP purchased 49% of the Company’s interest in TV Guide Network and TV Guide.com (collectively “TV Guide Network”) for approximately $123 million in cash. In addition, OEP reserved the option of buying another 1% of TV Guide Network under certain circumstances. The arrangement contains joint control rights, as evidenced in an operating agreement, as well as certain transfer restrictions and exit rights. The Company acquired TV Guide Network and TVGuide.com in February 2009 for approximately $241.6 million, net of an anticipated working capital adjustment.

In exchange for the cash consideration OEP will receive mandatorily redeemable preferred stock units and common stock units. The mandatorily redeemable preferred stock carries a dividend rate of 10% and is redeemable ten years from the closing at the stated value plus the dividend return and any additional capital contributions less previous distributions. For purposes of the pro forma financial information presented below, the consideration has been allocated to the mandatorily redeemable preferred stock units and no value has been assigned to the common units.

The following unaudited pro forma condensed consolidated statement of operations presented below illustrate the results of operations of the Company as if the acquisition of TV Guide Network on February 28, 2009 had occurred at April 1, 2008 as described and presented in

Note 13 and also presents the pro forma adjustments and results of operations as if the sale of the Company’s interest in TV Guide Network as described above occurred at April 1, 2008:

	Year ended March 31, 2009
	Pro forma
	reflecting the			Pro forma
	February 28, 2009			reflecting the
	acquisition of	Pro forma		May 28, 2009
	TV Guide	adjustments		disposition of 49%
(amounts in thousands, except per share amounts)	(see note 13)	for disposition		of TV Guide

Revenues	$1,591,312	$–		$1,591,312
Expenses:
Direct operating	829,165			829,165
Distribution and marketing	684,250			684,250
General and administration	183,045			183,045
Depreciation and amortization	24,686			24,686

Total expenses	1,721,146	–		1,721,146

Operating loss	(129,834)	–		(129,834)

Other expenses (income):
Interest expense	50,596	4,395	(a)	54,991
Interest and other income	(5,785)			(5,785)
Gain on sale of equity securities	–			–
Gain on extinguishment of debt	(3,023)			(3,023)

Total other expenses, net	41,788	4,395		46,183

Loss before equity interests and income taxes	(171,622)	(4,395)		(176,017)
Equity interests loss	(9,044)	–		(9,044)
Minority interests	–	2,952	(b)	2,952

Loss before income taxes	(180,666)	(1,444)		(182,110)
Income tax benefit	(3,136)	(61	)(c)	(3,197)

Net loss	$(177,530)	$(1,383)		$(178,913)

Basic Net Income (Loss) Per Common Share	$(1.52)	$–		$(1.53)

Diluted Net Income (Loss) Per Common Share	$(1.52)	$–		$(1.53)

Weighted average number of common shares outstanding:
Basic	116,795	–		116,795
Diluted	116,795	–		116,795

Pro forma adjustments to the condensed combined Statements of Operation for the year ended March 31, 2009

(a)	To reflect interest expense as a result of issuing $123 million of mandatorily redeemable preferred shares issued to OEP	$12,300
	To reduce pro forma interest expense resulting from the acquisition of TV Guide Network to reflect the receipt of $123 million	(7,905)

		$4,395
(b)	To reflect a 49% minority interest of TV Guide Network’s net loss for the year ended March 31, 2009.	$(6,024)
		49%

		$(2,952)

(c)	To remove 49% (minority interest portion) of the pro forma tax benefit reflecting the acquisition of TV Guide Network	$(61)

The following unaudited pro forma condensed consolidated balance sheet presented below illustrates the combined balance sheet of the Company as if the sale of the Company’s interest in TV Guide Network as described above occurred at March 31, 2009:

				Pro forma
		Pro forma		reflecting the
		adjustments		May 28, 2009
	March 31,	for disposition		disposition of 49%
(amounts in thousands, except share amounts)	2009	(notes 1 & 2)		of TV Guide

Assets
Cash and cash equivalents	$138,475	$123,000	(d)	$261,475
Restricted cash	10,056			10,056
Restricted investments	6,987			6,987
Accounts receivable, net of reserve for returns and allowances of $98,947 (March 31, 2008—$95,515) and provision for doubtful accounts of $10,018 (March 31, 2008—$5,978)	227,010			227,010
Investment in films and television programs, net	702,767			702,767
Property and equipment, net	42,415			42,415
Finite-lived intangible assets, net	78,904			78,904
Goodwill	379,402			379,402
Other assets	81,234			81,234

Total Assets	$1,667,250	$123,000		$1,790,250

Liabilities
Bank loans	$255,000	$–		$255,000
Accounts payable and accrued liabilities	270,561			270,561
Participations and residuals	371,857			371,857
Film and production obligations	304,525			304,525
Subordinated notes and other financing obligations	281,521			281,521
Deferred revenue	142,093			142,093
Mandatorily redeemable preferred stock	–	123,000	(e)	123,000

Total Liabilities	1,625,557	123,000		1,748,557

Commitments and contingencies

Shareholders’ equity (deficiency)
Common shares, no par value, 500,000,000 shares authorized, 116,950,512 and 121,081,311 shares issued at March 31, 2009 and March 31, 2008, respectively	494,724			494,724
Series B preferred shares (nil and 10 shares issued and outstanding at March 31, 2009 and March 31, 2008, respectively)	–			–
Accumulated deficit	(441,153)			(441,153)
Accumulated other comprehensive income (loss)	(11,878)			(11,878)

Total Shareholders’ Equity (Deficiency)	41,693	–		41,693

	$1,667,250	$123,000		$1,790,250

Pro forma adjustments to the condensed combined Balance Sheet as of March 31, 2009:

(d)	To reflect receipt of $123 million for mandatorily redeemable preferred shares of TV Guide Network from OEP	$123,000
(e)	To reflect issuance of $123 million of mandatorily redeemable preferred shares of TV Guide Network to OEP	$(123,000)